UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FEI COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 17, 2007

To the Shareholders of FEI Company:

Notice is hereby given that the Annual Meeting of Shareholders of FEI Company, an Oregon corporation, will be held on Thursday, May 17, 2007, at 9:00 a.m. local time, at our corporate headquarters located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. The purposes of the annual meeting will be:

1.               To elect members of the FEI Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.               To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan by 500,000 shares;

3.               To consider and vote on a proposal to amend the FEI Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan by 500,000 shares;

4.               To consider ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as FEI’s independent registered public accounting firm for the year ending December 31, 2007; and

5.               To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

Only shareholders of record at the close of business on March 30, 2007 and their proxies will be entitled to vote at the annual meeting and any adjournment or postponement of the meeting. A form of proxy and a proxy statement containing more detailed information about the matters to be considered at the annual meeting accompany this notice. We urge you to give this material your careful attention.

You are respectfully requested to date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy; retention of the proxy is not necessary for admission to the meeting.

By Order of the Board of Directors:

BRADLEY J. THIES

Secretary

Hillsboro, Oregon
April 12, 2007

Your vote is important.

To vote your shares, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed return envelope.

2007 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

 TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
GOVERNANCE
CODE OF ETHICS
DIRECTOR INDEPENDENCE
SEPARATE CHAIRMAN AND CHIEF EXECUTIVE OFFICER FUNCTION
EXECUTIVE SESSIONS
POLICY ON MAJORITY VOTING FOR DIRECTORS
QUALIFICATION AND RECOMMENDATION OF DIRECTORS
SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR
SHAREHOLDER NOMINATIONS FOR DIRECTOR
OTHER CORPORATE GOVERNANCE POLICIES
COMMUNICATIONS WITH THE BOARD
PROPOSAL NO. 1 ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
PROPOSAL NO. 2 AMENDMENTS TO 1995 STOCK INCENTIVE PLAN
PROPOSAL NO. 3 AMENDMENT TO EMPLOYEE SHARE PURCHASE PLAN
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EMPLOYMENT ARRANGEMENTS AND EXECUTIVE SEVERANCE AGREEMENTS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
VARIABLE COMPENSATION PAYMENTS: 2002-2006
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER TRANSACTIONS
AUDIT COMMITTEE REPORT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTION OF OTHER BUSINESS

FEI COMPANY

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 17, 2007

This document is being furnished to FEI shareholders as part of the solicitation of proxies by the FEI Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 17, 2007 at 9:00 a.m. local time, at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. This proxy statement and the enclosed form of proxy were first mailed to shareholders of record on or about April 12, 2007.

Any person whose proxy is solicited by this proxy statement will be provided, upon request, with an additional copy, without charge, of our 2006 Annual Report on Form 10-K. To receive additional copies of our 2006 Annual Report on Form 10-K, you may send a request to: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or call us at 503-726-7500. Our 2006 Annual Report on Form 10-K is also available on our website at http://www.fei.com and from the Securities and Exchange Commission (“SEC”) at the offices of the SEC’s Public Reference Room located at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of Public Reference Room. The SEC also maintains an Internet website at http://www.sec.gov where you can obtain most of our SEC filings.

Record Date and Shares Outstanding

The Board fixed the close of business on March 30, 2007 as the record date to determine the shareholders entitled to receive notice of and to vote at the annual meeting. Each holder of common stock on the record date is entitled to one vote per share held on all matters properly presented at the annual meeting. Common stock is our only outstanding authorized voting security and it does not have cumulative voting rights. As of the close of business on March 30, 2007, there were 35,292,955 shares of common stock outstanding and entitled to vote, held by 106 holders of record. All votes on the proposals set forth below will be taken by ballot.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:           Why am I receiving these materials?

A:           The Board is providing these proxy materials for you in connection with FEI’s annual meeting of shareholders, which will take place on May 17, 2007. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:           What information is contained in these materials?

A:           The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information. Our 2006 Annual Report with our 2006 Form 10-K, proxy card and return envelope are also enclosed.

Q:           What proposals will be voted on at the annual meeting?

A:           There are four proposals scheduled to be voted on at the annual meeting, which are:

•                  election of directors (Proposal No. 1);

•                  amendment of FEI’s 1995 Stock Incentive Plan to increase the number of shares of our common stock reserved under the plan by 500,000 shares (Proposal No. 2);

•                  amendment of FEI’s Employee Share Purchase Plan (“ESPP”) to increase the number of shares of our common stock reserved for issuance under the plan by 500,000 shares (Proposal No. 3); and

•                  ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as FEI’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal No. 4).

We will also consider other business that properly comes before the annual meeting in accordance with Oregon law and our Amended and Restated Bylaws. We are not aware of any other proposals to be considered at the meeting.

Q:           How does the Board recommend that I vote?

A:           Please see the information included in this proxy statement relating to the proposals to be voted on. FEI’s Board recommends that you vote:

Proposal 1 — “FOR” each of the nominees to the Board.

Proposal 2 — “FOR” the amendment of the option plan.

Proposal 3 — “FOR” the amendment of the ESPP.

Proposal 4 — “FOR” ratification of the appointment of Deloitte & Touche.

Q:           What shares owned by me can be voted?

A:           All shares of FEI common stock owned by you as of the close of business on March 30, 2007 (the “Record Date”) may be voted by you. On all matters other than the election of directors, you may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the shareholder of record; and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or shares acquired through the 1995 Stock Incentive Plan and ESPP. Holders of FEI’s subordinated convertible notes are not entitled to vote on any matter until such time as they are converted to our common stock.

Q:           What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:           Most shareholders of FEI hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record: If your shares are registered directly in your name with FEI’s transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by FEI. As the shareholder of record, you have the right to grant your voting proxy directly to FEI or to vote in person at the annual meeting. FEI has enclosed a proxy card for you to use. You may also vote by Internet or telephone as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:           How can I vote my shares in person at the annual meeting?

A:           Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, FEI recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:           How can I vote my shares without attending the annual meeting?

A:           Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

Q:           Can I change my vote?

A:           You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet, telephone, delivering a written notice of revocation to FEI’s corporate secretary, granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:           How are votes counted?

A:           Votes for each of the proposals will be counted as follows:

•                  In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

•                  For amendment of the 1995 Stock Incentive Plan, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•                  For amendment of the ESPP, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•                  For ratification of the appointment of Deloitte & Touche, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:           What is the voting requirement to approve each of the proposals?

A:           The voting requirement for each of the proposals is as follows:

•                  In the election of directors, the 10 persons receiving the highest number of “FOR” votes will be elected. In 2007, we implemented a policy that requires any director who has received more “WITHHELD” votes than “FOR” votes to offer to resign from the Board. See “Policy on Majority Voting for Directors” below for more information on this policy.

•                  The proposal for amendment of the 1995 Stock Incentive Plan requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

•                  The proposal for amendment of the ESPP requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

•                  The proposal for ratification of the appointment of Deloitte & Touche requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. If you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal. If you abstain from voting on the proposal for the amendment of the 1995 Stock Incentive Plan, your abstention will have the same effect as a vote against this proposal. If you abstain from voting on the proposal for the amendment of the ESPP, your abstention will have the same effect as a vote against this proposal. If you abstain from voting on the proposal to ratify the appointment of Deloitte & Touche, your abstention will have the same effect as a vote against this proposal.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on the proposals that are routine matters, which are Proposal Nos. 1 and 4; Proposal Nos. 2 and 3 are non-routine.

Q:           Who are the proxies and what do they do?

A:           The three persons named as proxies on the enclosed proxy card, Don R. Kania, our President and Chief Executive Officer; Raymond A. Link, our Executive Vice President and Chief Financial Officer; and Bradley J. Thies, our Vice President, General Counsel and Secretary, were designated by the Board. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposal Nos. 1, 2, 3 and 4.

Q:           May I cumulate my votes?

A:           No.

Q:           What does it mean if I receive more than one proxy or voting instruction card?

A:           You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each FEI proxy card and voting instruction card that you receive.

Q:           What if I share the same address as another shareholder of record?

A:           FEI has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, FEI is delivering only one copy of the 2006 Annual Report with our 2006 Form 10-K and proxy statement to multiple shareholders who share the same address, unless FEI has received contrary instructions from an affected shareholder. This procedure reduces FEI’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

FEI will deliver, promptly upon written or oral request, a separate copy of the 2006 Annual Report with our 2006 Form 10-K and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2006 Annual Report with our 2006 Form 10-K or proxy statement, you may send a request to: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or call us at 503-726-7500.

Any shareholders of record who share the same address and currently receive multiple copies of FEI’s annual report and proxy statement who wish to receive only one copy of these materials per household in the future may contact FEI at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Q:           Where can I find the voting results of the annual meeting?

A:           We will announce preliminary voting results at the annual meeting and publish final results in FEI’s Quarterly Report on Form 10-Q for the second quarter of 2007.

Q:           What happens if additional proposals are presented at the annual meeting?

A:           Other than the four proposals described in this proxy statement, FEI does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of FEI’s nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:           What is the quorum requirement for the annual meeting?

A:           The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.

Q:           Who will count the vote?

A:           The inspector of elections, who will be appointed prior to the time of the meeting, will tabulate the votes. Historically, the inspector of elections has been the corporate secretary of FEI or a representative of FEI’s transfer agent.

Q:           Is my vote confidential?

A:           Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FEI or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card which are then forwarded to FEI’s management.

Q:           Who will bear the cost of soliciting votes for the annual meeting?

A:           FEI will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by FEI’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. FEI may retain the services of a third party firm to aid in the solicitation of proxies. FEI estimates that this cost will be approximately $3,000. In addition, FEI may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:           What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:           You may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals: In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 13, 2007 (the date 120 days in advance of the first anniversary date of the mailing of our proxy statement for the previous year’s annual meeting of shareholders), and should contain such information as is required under FEI’s Amended and Restated Bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals will also need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate secretary at our principal executive office at: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

If you intend to present a proposal at our 2008 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of such proposal in accordance with our Amended and Restated Bylaws. Pursuant to our Amended and Restated Bylaws, in order for a shareholder proposal to be deemed properly presented under such circumstances, a shareholder must deliver notice of such proposal to our corporate secretary at our principal executive offices at least 90 days in advance of the anniversary of the preceding year’s annual meeting or at least 45 days in advance of the first anniversary date of the mailing of our proxy statement for the previous year’s annual meeting of shareholders, whichever is earlier. In order to be brought before our 2008 annual meeting of shareholders, therefore, shareholder proposals must be received by our corporate secretary no later than February 16, 2008. However, if the date of the 2008 annual meeting is more than 45 days before May 17, 2008, the first anniversary of this year’s annual meeting, shareholders must give us notice of any shareholder proposals within a reasonable time before the mailing date of the proxy statement, but no less than 10 days and no more than 75 days prior to such solicitation. If a shareholder does not provide us with notice of a shareholder proposal in accordance with the deadlines described above, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.

The SEC establishes a different deadline with respect to discretionary voting under Rule 14a-4(c) of the Securities Exchange Act of 1934 (the “Discretionary Vote Deadline”) for shareholder proposals that are not intended to be included in a company’s proxy statement. The Discretionary Vote Deadline for our 2008 annual meeting is February 26, 2008, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a shareholder gives notice of a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2008 annual meeting. Because the shareholder proposal deadline provided for in our Amended and Restated Bylaws cannot be determined until we publicly announce the date for our 2008 annual meeting, it is possible that the deadline set forth in our Amended and Restated Bylaws may occur after the Discretionary Vote Deadline. In such a case, a shareholder proposal received after the Discretionary Vote Deadline but before the deadline in the Amended and Restated Bylaws would be eligible to be presented at the next year’s annual meeting, but we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the annual meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. See “Shareholder Nominations for Director” below.

Copy of Amended and Restated Bylaws: You may contact FEI’s corporate secretary at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making shareholder proposals and nominating director candidates, or you may refer to the copy of our Amended and Restated Bylaws filed with the SEC on August 22, 2006 as Exhibit 3.1 to a Current Report on Form 8-K, available at http://www.sec.gov. Our Amended and Restated Bylaws are also available on our website at http://www.fei.com.

GOVERNANCE

FEI has adopted a number of governance practices, policies and measures to help ensure the effective and efficient operation of the Board in overseeing management of FEI. The framework for governance is set through our Code of Business Conduct and Ethics (“Code of Ethics”) which applies to all directors, officers and employees; our Articles of Incorporation and Amended and Restated Bylaws; and our committee charters.

Code of Ethics

As mentioned above, FEI’s Code of Ethics applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. We filed a copy of our Code of Ethics as Exhibit 14 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2003 and it is also available, free of charge, on our website at http://www.fei.com. You can also receive a copy of the Code of Ethics by sending a request to: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or calling us at 503-726-7500.

We intend to disclose any amendment to the provisions of the Code of Ethics that apply specifically to directors or executive officers by posting such information on our website. We intend to disclose any waiver to the provisions of the Code of Ethics that apply specifically to directors or executive officers by filing such information on a Current Report on Form 8-K with the SEC, to the extent such filing is required by the Nasdaq Global Market’s listing requirements; otherwise, we will disclose such waiver by posting such information on our website.

Director Independence

The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the Nasdaq Global Market listing standards. At its meeting on February 21, 2007, the Board determined that each of the non-employee directors standing for re-election is independent. Dr. Kania does not qualify as an independent director because he is our President and Chief Executive Officer. There are no family relationships among our executive officers and directors.

Separate Chairman and Chief Executive Officer Function

We have separated the Chairman of the Board function from the Chief Executive Officer function. The Board has charged the Chairman with responsibility for developing Board meeting agendas, facilitating communication between management and the Board and representing Board views to management, among other things. Under our Amended and Restated Bylaws, the Chairman cannot be an officer of FEI.

Executive Sessions

Executive sessions of the independent directors occur at least four times each year. The sessions are scheduled and chaired by the Chairman.

Policy on Majority Voting for Directors

Any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly offer his or her resignation to the Board for consideration. The independent directors other than the director affected will then decide on the appropriate action, which may be to accept the resignation, reject the resignation and address what is viewed as the underlying cause of the withhold votes or reject the resignation. The policy requires directors to consider a number of factors in determining appropriate action, including the amount of the “WITHHOLD” and “FOR” votes; any reasons stated for the withhold vote; alternatives for addressing the reasons for the withhold vote; the director’s tenure, qualifications and contributions to the Board; whether removal of the director would cause FEI to fail to comply with applicable laws and rules; and FEI’s circumstances. The independent directors will make their decision within 90 days of the election. Following their determination, FEI shall, within four business days, disclose the decision publicly in a document furnished or filed with the SEC. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation. A copy of the full policy is available on our website at http://www.fei.com.

Qualification and Recommendation of Directors

The Nominating and Governance Committee identifies and evaluates candidates that it selects, or recommends to the Board for selection, as director nominees. In evaluating director candidates, the Nominating and Governance Committee may retain third party search firms to identify such candidates.

In order to evaluate and identify director candidates, the Nominating and Governance Committee considers the suitability of each director candidate, including the current members of the Board, in light of the current size, composition and current perceived needs of the Board. As set forth in more detail in the Nominating and Governance Committee’s charter, the Nominating and Governance Committee seeks highly qualified and experienced candidates and considers many factors in evaluating such candidates, including, but not limited to, issues of character, judgment, independence, background, age, expertise, diversity of experience, length of service and other commitments. The Nominating and Governance Committee does not assign any particular weight or priority to any of these factors.

The Nominating and Governance Committee may review director candidates solely by reviewing information provided to it or also through discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Governance Committee deems proper. After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the Nominating and Governance Committee at which a quorum is present or by unanimous written consent of the Nominating and Governance Committee.

Shareholder Recommendations for Director

Shareholders who have held at least 10,000 shares or more of our common stock for at least a 12-month period may make recommendations to the Nominating and Governance Committee for potential Board members as follows:

•                  The recommendation must be made in writing to: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

•                  The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and FEI within the last three years and evidence of the recommending person’s ownership of FEI common stock.

•                  The recommendation shall also contain a statement from the recommending shareholder in support of the candidate; professional references, particularly those that pertain to characteristics relevant to Board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; and personal references.

•                  A statement from the shareholder nominee indicating that such nominee wants to serve on the Board and could be considered “independent” under the rules and regulations of the Nasdaq Global Market and the SEC, as in effect at that time.

Shareholder Nominations for Director

Our Amended and Restated Bylaws provide that nominations for election to the Board may be made only by the Board or a Board committee, or by any shareholder of record entitled to vote in the election of directors at the meeting. A shareholder who wishes to make a nomination must give written notice, by personal delivery or mail, to the Secretary of FEI Company. In the case of an annual meeting, the notice must be received at our principal executive office at the address specified above not less than 90 days prior to the first anniversary of the preceding year’s annual meeting or at least 45 days in advance of the first anniversary date of the mailing of the proxy materials for the prior year’s annual meeting, whichever is earlier. In the case of our 2008 annual meeting, this notice must be received by us no later than February 16, 2008.

To be effective, the notice must set forth all information required by Section 1.11 of our Amended and Restated Bylaws, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation or employment of such person, the class and number of shares of capital stock beneficially owned by the person and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934, as amended. In addition, certain information must be provided about the shareholder or shareholder group making a nomination as detailed in Section 1.11 of our Amended and Restated Bylaws. Finally, a shareholder or shareholder group making a nomination must comply with all applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

Other Corporate Governance Policies

We have put in place the following policies to facilitate governance:

•                  Limitations on Public Company Board Service

For directors who are also active Chief Executive Officers, the Board adopted a policy that a director shall serve on no more than three public company boards in total and for directors who are not active Chief Executive Officers, no more than five public company boards in total.

•                  Mandatory Retirement Age for Directors

We established 75 years old as the mandatory retirement age for directors, and provide that the mandatory retirement requirement will take effect as of the annual shareholders meeting following a director’s 75th birthday.

•                  Term Limits for Directors

The Board approved a maximum service term for directors of 15 years, effective as of May 10, 2006. The Board limited the application of this policy in the event it would force the retirement of more than 20% of the Board in any one year. In such cases, the Board will determine an appropriate waiver of the term limit requirement.

•                  Changes in Director Qualifications

All directors are required to advise the Board of any material changes in their employment and professional engagements outside their service on the Board.

•                  Stock Ownership

All directors and executive officers are required to own at least 1,000 shares of FEI’s common stock for the duration of their service. Directors and executive officers have until May 2008 to acquire these shares. Options, vested or unvested, shall not count toward satisfying this requirement nor shall unvested restricted stock units (“RSUs”). Shares obtained through ESPP purchases, vested restricted stock or RSUs or the exercise of options are counted toward the requirement.

•                  Ratification of the Selection of the Independent Registered Public Accounting Firm

FEI’s independent registered public accounting firm is selected by the Audit Committee of the Board and FEI will seek annual ratification of the choice of independent registered public accounting firm from shareholders.

•                  Rotation of Independent Registered Public Accounting Firm

The performance of the independent registered public accounting firm of FEI shall be reviewed annually by the Audit Committee. FEI will assure the rotation of the lead audit partner on its audit team at intervals no greater than five years. The Audit Committee will, at least every five years (and such shorter period as it may choose), invite proposals for the audit work.

•                  Director Orientation and Education

We provide a director orientation program for new directors covering matters relating to various aspects of FEI’s business and governance. We encourage our directors to attend continuing director education programs that are accredited by Institutional Shareholder Services (“ISS”) and we pay the fees and expenses for attendance at these programs. Mr. Richardson and Drs. Lattin and Parker attended programs accredited by ISS and the National Association of Corporate Directors (“NACD”) in 2006 and 2007. In addition, Mr. Richardson is a holder in good standing of a Certificate of Director Education issued by NACD.

Communications with the Board

The Board has adopted a process for shareholder communications with the Board and has selected Bradley J. Thies, Vice President, General Counsel and Secretary, to act as FEI’s contact person for shareholder communication directed to the Board. Mr. Thies will relay all relevant questions and messages from the shareholders of FEI to the specific director identified by the shareholder or, if no specific director is requested, to a director he selects. Mr. Thies can be reached at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, OR 97124-5793, and email messages may be sent to bod@fei.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation or removal. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason (none being presently known), the proxy holders will have discretionary authority to vote, pursuant to the proxy, for a suitable substitute or substitutes.

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the persons named in the following table for election as directors, each of whom is presently serving on our Board:

Name	Age(1)	Director Since
Michael J. Attardo	65	1999
Lawrence A. Bock	47	2004
Wilfred J. Corrigan	69	2002
Don R. Kania	52	2006
Thomas F. Kelly	54	2003
William W. Lattin	66	1999
Jan C. Lobbezoo	60	1999
Gerhard H. Parker	63	2001
James T. Richardson (Chairman)	59	2003
Donald R. VanLuvanee	62	1995

(1) As of March 30, 2007.

Michael J. Attardo has served as a director of FEI since April 1999. Dr. Attardo has been retired since 1999. From 1992 to 1999, Dr. Attardo was Senior Vice President and General Manager of International Business Machines Corporation’s (“IBM”) Microelectronics Division. Dr. Attardo enjoyed more than 30 years of experience in engineering, management and development at IBM. Prior to serving as General Manager of the Microelectronics Division, Dr. Attardo was General Manager of the Manufacturing and Process Development Division of IBM. He serves as a member of the board of directors of the Semiconductor Industries Association and the Engineering Council of the Columbia University School of Engineering and Applied Science. He also serves on the joint industry-government Semiconductor Technology Council for the United States Department of Defense. Dr. Attardo holds a B.A. from Queens College and a B.S., M.S. and Ph.D. from Columbia University.

Lawrence A. Bock became a director of FEI in December 2004. Since September 2005, Mr. Bock has been a Special Limited Partner with Lux Ventures II, a venture capital firm focused on making early-stage investments in nanotechnology. From March 2004 until December 2006, Mr. Bock was Executive Chairman of Nanosys, Inc., a nanotechnology platform and product development company. Mr. Bock also has been a General Partner of CW Ventures, a venture capital management firm focused on seed-stage start-ups in the life and physical sciences since 1999. Mr. Bock has more than 20 years’ experience in leadership in the life sciences and nanotechnology industries and has co-founded over a dozen companies and served as chief executive officer of six. He is a member of the President’s Export Council Subcommittee on Export Administration and a member of the Blue Ribbon Task Force on nanotechnology. Mr. Bock also serves on the Advisory Board and Technology Advisory Board of the NanoBusiness Alliance as well as the Advisory Board of the Faculty of Chemistry of the University of California, Berkeley. Mr. Bock received a B.A. in Biochemistry from Bowdoin College and an M.B.A. from University of California, Los Angeles.

Wilfred J. Corrigan has served as a director of FEI since May 2002. From June 2005 to May 2006, Mr. Corrigan served as Chairman of LSI Logic Corporation, a leader in the design, development, manufacture and marketing of complex, high-performance integrated circuits and storage systems. Mr. Corrigan was the principal founder of LSI Logic and from 1981 to June 2005 served as its Chief Executive Officer and Chairman of the Board of Directors. Mr. Corrigan also serves on the board of directors of several privately held corporations. Mr. Corrigan holds a B.S. degree in Chemical Engineering from the Imperial College of Science in London, England.

Don R. Kania became a director and our President and Chief Executive Officer in August 2006. From July 2004 to July 2006, Dr. Kania was President and Chief Operating Officer of Veeco Instruments Inc., a provider of metrology and process equipment used by manufacturers in the data storage, semiconductor and compound semiconductor/wireless industries. From March 2003 to July 2004, Dr. Kania was President of that company. He was President of Veeco’s Metrology Group from June 2000 to March 2003 and Vice President and General Manager of the California Metrology Group from May 1999 to June 2000. Prior to that time, he was Chief Technology Officer of Veeco since January 1998. Prior to Veeco, Dr. Kania was a senior manager at Lawrence Livermore National Laboratory where he directed the Advanced Microtechnology Program in the development of advanced sensors for data storage, extreme ultraviolet lithography for semiconductor manufacturing and several other leading-edge technologies. From 1991 to 1993, Dr. Kania was Research Director at Crystallume, a manufacturer of thin film diamond coatings. Dr. Kania’s other experience includes nine years of research experience at the Department of Energy’s Los Alamos and Lawrence Livermore National Laboratories. He holds B.S., M.S. and Ph.D. degrees in Physics and Engineering from the University of Michigan.

Thomas F. Kelly has served as a director of FEI since September 2003. Since June 2006, Mr. Kelly has been the Chairman, Chief Executive Officer and President of MontaVista Software, a provider of Linux-based development software. Mr. Kelly was President and Chief Executive Officer of Encentuate, Inc., an enterprise software company, in 2006. From September 2004 until December 2005, Mr. Kelly was an entrepreneur-in-residence with Trident Capital, a venture capital firm. During that period, from March through September 2005, Mr. Kelly also held the title of Chief Executive Officer and member of the board of directors of Transware Limited and its holding company parent, Eastchase Limited. Transware provides localization and translation services to enterprises and e-learning content suppliers, supporting translation in 80 languages. From January 2001 to September 2004, Mr. Kelly was Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enabled personalized interaction across an enterprise’s electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc., a provider of digital audio, video and high performance analog and mixed signal integrated circuits for consumer entertainment and industrial applications, as Executive Vice President and Chief Financial Officer, and then subsequently as Chief Operating Officer. Mr. Kelly also serves on the board of directors of Epicor Software Corporation, an enterprise software company. Mr. Kelly holds a B.S. degree in Economics from Santa Clara University.

William W. Lattin has served as a director of FEI since April 1999. He served as our Lead Independent Director from July 2005 until August 2006. Since 2002, Dr. Lattin has served as the President of Lattin Enterprises, a firm that invests in development-stage technology companies. Dr. Lattin was the Executive Vice President of Synopsys, Inc., a leading supplier of electronic design automation software to the global electronics industry, from October 1994 until October 1999. From 1986 to 1994, Dr. Lattin was Chief Executive Officer of Logic Automation. Dr. Lattin was Vice President of the Systems Group at Intel Corporation from 1975 to 1986. Dr. Lattin serves on the board of directors of Merix Corporation, a manufacturer of technologically advanced electronic interconnect solutions for use in sophisticated electronic equipment and RadiSys Corporation, a provider of advanced embedded solutions for the service provider, commercial and enterprise systems markets. Dr. Lattin also sits on the board of directors of several privately held companies. Dr. Lattin holds a Ph.D. degree in Electrical Engineering from Arizona State University and M.S.E.E. and B.S.E.E. degrees from the University of California, Berkeley.

Jan C. Lobbezoo has served as a director of FEI since July 1999. Until December 2006, Mr. Lobbezoo was the Executive Vice President of Philips International B.V. with responsibility for financial oversight of several minority shareholdings of Koninklijke Philips Electronics N.V. and its affiliates (“Philips”). From May 1994 to September 2005, Mr. Lobbezoo was Executive Vice President and Chief Financial Officer of Philips Semiconductors International B.V. (now NXP Semiconductors). He joined Philips in 1970 and has served in a number of finance and control positions in Nigeria, South Africa and Scandinavia, as well as in the Netherlands. Mr. Lobbezoo serves on the board of directors of Taiwan Semiconductor Manufacturing Co., Ltd., an integrated circuit foundry. Mr. Lobbezoo holds an M.A. degree in Business Economics from Erasmus University in Rotterdam, the Netherlands.

Gerhard H. Parker has served as a director of FEI since July 2001. Dr. Parker has been retired since 2001. Dr. Parker held a variety of positions at Intel Corporation from 1969 to 2001, where he served most recently, from 1999 to 2001, as Executive Vice President of the New Business Group. During his tenure at Intel, Dr. Parker also served as Senior Vice President of the company’s Technology and Manufacturing Group from 1989 to 1999, where he managed worldwide manufacturing. Dr. Parker serves on the board of directors of Applied Materials, Inc., a supplier of products and services to the semiconductor industry and of Lattice Semiconductor Corporation, which designs, develops and markets programmable logic devices and related software. Dr. Parker holds B.S.E.E., M.S.E.E. and Ph.D. degrees from the California Institute of Technology.

James T. Richardson has been a director of FEI since July 2003 and the Chairman of the Board since August 2006. Since 2001 Mr. Richardson has served as a director of and consultant to technology companies. From 1998 to 2001, Mr. Richardson was the Senior Vice President and Chief Financial Officer of WebTrends Corp., an enterprise website monitoring and analytics software company. From 1994 to 1998, he was Senior Vice President, Corporate Operations and Chief Financial Officer at Network General Corporation, a software-based fault and performance solution provider for managing computer networks. Mr. Richardson currently serves as Lead Independent Director of the board of directors of Digimarc Corporation, a supplier of secure personal identification systems. Mr. Richardson also is on the board of directors of a privately held security software firm. He is a director of the Oregon Historical Society and a Trustee of Lewis & Clark College. Mr. Richardson received a B.A. degree in Finance and Accounting from Lewis & Clark College, an M.B.A. degree from the University of Portland and a J.D. degree from Lewis & Clark Law School. He attended Stanford Directors’ College in 2001 and is both a C.P.A. and attorney in Oregon.

Donald R. VanLuvanee has served as a director of FEI since November 1995. Mr. VanLuvanee has been retired since 2002. From 1992 to 2002, Mr. VanLuvanee was President, Chief Executive Officer and a director of Electro Scientific Industries, Inc., a provider of high technology manufacturing equipment to the global electronics market. Mr. VanLuvanee serves on the board of directors of Micro Component Technology, Inc., a semiconductor equipment manufacturing company. Mr. VanLuvanee holds B.S.E.E. and M.S.E.E. degrees from Rensselaer Polytechnic Institute.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board met 11 times during 2006 (two of those meetings were meetings of only independent directors). During 2006, no director attended fewer than 75% of the meetings of the Board and any committees of which the director was a member. The Board encourages attendance of Board members at our annual meeting. For the 2006 annual meeting, all directors attended.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. Throughout 2006, the standing committees of our Board were the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board has determined that all of our standing committees consist only of independent directors as prescribed by the rules and regulations of the Nasdaq Global Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. Charters for each committee are available on our website, free of charge, at http://www.fei.com. You can also receive a copy of the each charter, free of charge, by sending a request to: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or calling us at 503-726-7500. The table below shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Nominating and Governance Committee
Michael J. Attardo	Lawrence A. Bock	Wilfred J. Corrigan
Thomas F. Kelly*	Wilfred J. Corrigan	William W. Lattin*
James T. Richardson	Gerhard H. Parker*	Gerhard H. Parker
Donald R. VanLuvanee

* Current Committee Chairman

Audit Committee

The Audit Committee’s responsibilities and authorities include, but are not limited to, the following general categories: (i) processes, controls and risk management; (ii) engaging and reviewing the work of the independent registered public accountants; and (iii) reports submitted to the SEC and other disclosure made by us. Mr. Richardson served as chairman of the Audit Committee through November 15, 2006 and after that Mr. Kelly became the chairman. The Audit Committee met nine times in 2006. The Audit Committee charter was amended and restated on November 15, 2006.

Compensation Committee

The Compensation Committee determines compensation for our executive officers, administers our stock incentive plans and ESPP, reviews and makes recommendations to the Board regarding non-employee director compensation and addresses general compensation issues for us. The Compensation Committee makes executive compensation decisions based on information from a variety of sources, including management, outside consultants, outside counsel, information generally available and from the experience of the individual members of the Compensation Committee. Mr. Bock joined the Compensation Committee in May 2006. The Compensation Committee met five times in 2006 and its members interact with management throughout the year. The Compensation Committee charter was amended and restated on November 15, 2006.

Nominating and Governance Committee

The Nominating and Governance Committee reviews qualifications and makes recommendations to the Board concerning nominees to the Board and committee appointments. The committee also oversees governance matters and Board membership. The Nominating and Governance Committee met five times in 2006. The charter governing operation of the Nominating and Governance Committee was adopted on May 15, 2003.

Nominees for election at the 2007 annual meeting are all currently directors and were originally recommended to our Board by various sources, including our outside directors, advisors and other referral sources.

DIRECTOR COMPENSATION

Background

We aim to pay directors compensation that is consistent with what other similarly situated companies pay. We use various sources to gain information about director compensation including benchmarking against other companies and broad-based national compensation director surveys as well as the experience of our directors who serve on other boards. We also adjust our compensation to account for individual roles, special assignments and committee assignments. We compensate directors with cash and equity. Below is a summary of payments under each of those components.

Fees Earned or Paid in Cash

Cash payments to non-employee directors are made as follows:

•                  Annual retainer: $25,000

•                  Board meeting fees: $1,500 per meeting attended (whether attended in-person or by phone)

•                  Annual committee chairman fees:

-                    $3,000 for Nominating and Governance Committee

-                    $5,000 for Compensation Committee

-                    $10,000 for Audit Committee

•                  Committee meeting fees: $1,000 per meeting attended, for standing committees, whether attended in-person or by phone

•                  Other:

-                    Lead Independent Director: $10,000 annually (no Lead Independent Director after August 2006)

-                    Chairman of the Board: $35,000 annually (effective August 2006)

-                    Search Committee Chairman retainer: $5,000 (one-time payment for 2006 Chief Executive Officer search)

All amounts are paid quarterly (except as noted). There is no pro-rating for service for less than a full quarter; service on any committee for part of a quarter is treated the same as an entire quarter. In addition, from time to time the Board forms ad hoc committees and fixes compensation for those committees.

All directors were reimbursed in 2006 for reasonable expenses incurred in attending meetings.

Equity Compensation

Each new non-employee director receives 5,000 RSUs upon becoming a director.

Each continuing non-employee director receives 2,500 RSUs on the date of the annual meeting.

Prior to 2006, each new non-employee director was granted a non-statutory option to purchase 15,000 shares of common stock when the individual became a director, and each continuing non-employee director was automatically granted an annual non-discretionary, non-statutory option to purchase 7,500 shares of our common stock on the date of the annual meeting.

Director Compensation Table

The table below describes the compensation paid or accrued by FEI to individuals who were non-employee directors for the fiscal year ended December 31, 2006. The table excludes Mr. Sarkissian, who is a named executive officer who did not receive any compensation in his role as a director in 2006, and whose term as a director ended in 2006.

DIRECTOR COMPENSATION
For Fiscal Year Ended 2006

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Michael J. Attardo	48,500		9,014	68,151	125,665
Lawrence A. Bock	50,500		9,014	93,564	153,078
Wilfred J. Corrigan	47,000		9,014	68,151	124,165
Thomas F. Kelly	55,000		9,014	84,327	148,341
William W. Lattin	82,000	(2)	9,014	70,777	161,791
Jan C. Lobbezoo	45,500		9,014	98,860	153,374
Gerhard H. Parker	62,500		9,014	68,151	139,665
James T. Richardson	79,000		9,014	76,058	164,072
Donald R. VanLuvanee	46,500		9,014	68,151	123,665

(1)          Amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006, calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” for awards of RSUs and stock options to the listed directors. The grant date fair value of 2006 RSU grants computed in accordance with SFAS No. 123(R) for each listed director is $60,400. No option awards were made to non-employee directors in 2006. At fiscal year end, each director had an aggregate of 2,500 outstanding RSUs and aggregate option awards to purchase shares as follows:

Name	Outstanding Option Awards
Michael J. Attardo	27,000
Lawrence A. Bock	22,500
Wilfred J. Corrigan	23,000
Thomas F. Kelly	20,000
William W. Lattin	41,000
Jan C. Lobbezoo	22,500
Gerhard H. Parker	26,000
James T. Richardson	20,000
Donald R. VanLuvanee	42,000

(2)          Includes $25,000 discretionary payment for additional work done as Lead Independent Director during the search for FEI’s new President and Chief Executive Officer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the slate of nominees named in this proxy statement.

PROPOSAL NO. 2
AMENDMENTS TO 1995 STOCK INCENTIVE PLAN

We maintain our 1995 Stock Incentive Plan for the benefit of our employees, officers and directors and others who provide services to FEI. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of FEI.

We are asking our shareholders to approve an amendment to the plan so that we can continue to use the plan to achieve our goals, including the ability to attract and retain employees and encourage stock ownership on the part of our employees. Our Board unanimously approved the addition of 500,000 shares in February 2007, subject to approval of our shareholders at the annual meeting. Approval of the amended plan requires the affirmative vote of a majority of the shares of our common stock that are present in person or by proxy at the annual meeting and entitled to vote on this matter. If the shareholders approve the amended and restated plan, it will replace the current version of the plan. Otherwise, the current version of the plan will remain in effect.

The shareholders are being asked to approve an increase to the number of shares authorized for issuance under the plan by 500,000 shares. The Board believes additional shares will be needed under the plan to provide appropriate incentives to employees, officers, directors and other eligible individuals.

We are not proposing to amend the plan in any other way. The current version of our plan is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 12, 2006.

FEI believes strongly that the approval of the amendment to the plan is important to our continued success. FEI’s employees are its most valuable assets. Stock options and other awards such as those provided under the amended and restated plan are important to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. Such awards also are crucial to our ability to motivate employees to achieve FEI’s goals. For the reasons stated above, the shareholders are being asked to approve the amended and restated plan.

The following paragraphs provide a summary of the principal features of the plan and its operation. The following summary is qualified in its entirety by reference to the plan. We urge you to carefully consider and approve the increase to the number of shares authorized for issuance under the plan.

Description of the 1995 Stock Incentive Plan

General

The purpose of the plan is to enable FEI to attract and retain the services of (i) select employees, officers and directors; and (ii) select non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI’s products and independent contractors of FEI or any subsidiary. We will provide these incentives through the grant of stock options, stock appreciation rights (“SARs”), stock bonuses, restricted stock, RSUs, cash bonus rights and performance units.

Eligibility

Eligible participants include employees, officers and directors of FEI and non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI’s products and independent contractors of FEI or any subsidiary. As of March 30, 2007, there were approximately 1,707 individuals eligible to participate. As of that date we had approximately 517 employees and directors participating in the plan and no participants from any of the other eligible groups of participants.

Administration

Our Board is authorized to administer the plan and may promulgate rules and regulations for the operation of the plan. The Board has delegated authority to administer the plan to the Compensation

Committee. Only our Board, however, may amend, modify or terminate the plan. The Compensation Committee has the power to determine the terms of the awards, including the individuals to whom awards will be made, the amount of the awards and such other terms and conditions of the awards. Additionally, the Compensation Committee makes all other determinations necessary or advisable for the administration of the plan, including interpreting the plan and any award agreements under the plan. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m), approves such grants and the performance goals for any performance period. In the case of awards granted to certain executive officers that require the achievement of specified performance goals, following the completion of the performance period, the Compensation Committee will certify, to the extent required by Section 162(m), in writing whether, and to what extent, the performance goals for the performance period have been achieved. Options intended to be tax-favored incentive stock options may no longer be granted under the 1995 Stock Incentive Plan.

Share Reserve

If the shareholders approve Proposal No. 2, a total of 9,500,000 shares will be reserved for issuance under the plan. As of March 30, 2007, 3,725,906 shares were subject to outstanding awards granted under the plan, and 2,311,743 shares remained available for any new awards to be granted in the future. As stated in our Current Report on Form 8-K filed with the SEC on July 27, 2006, we have reduced the number of shares available for grant under the plan by 175,000, because grants of 75,000 RSUs and 100,000 options were made outside the plan in connection with the hiring of our new President and Chief Executive Officer. The shares issued under the plan may be authorized and unissued shares or reacquired shares. If an option, SAR, RSU or performance unit granted under the plan expires, terminates or is cancelled, the unissued shares subject to such option, SAR, RSU or performance unit shall again be available under the plan. If shares sold or awarded as a bonus under the plan are forfeited to FEI or repurchased by FEI, the number of shares forfeited or repurchased shall again be available under the plan.

The plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares that can be issued to any one individual in any calendar year pursuant to options and SARs is 250,000, provided that such limit is 200,000 in the individual’s first calendar year of service. The maximum number of shares that can be issued to any one individual in any calendar year pursuant to restricted stock, stock bonuses and RSUs is 75,000. With respect to performance units, an individual may not be granted performance units in any calendar year having an initial value greater than $2.0 million.

Term of Plan

The plan will continue until all shares available for issuance under the plan have been issued and all restrictions on such shares have lapsed. Our Board may suspend or terminate the plan at any time.

Stock Options

The Compensation Committee determines:

•                  the persons to whom options are granted;

•                  the option price;

•                  the number of shares to be covered by each option;

•                  the term of each option;

•                  the times at which options may be exercised; and

•                  whether the option is an incentive stock option or a nonqualified stock option (except that no future incentive stock options may be granted under the plan).

The Compensation Committee determines the exercise price of options under the plan, provided that with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and all incentive stock options, the option price cannot be less than the fair market value of our common stock on the date of grant. If an optionee at the time of grant of an incentive stock option owns stock representing more than 10% of our combined voting power, the option price may not be less than 110% of the fair market value of our common stock on the date of grant. In addition, the plan limits the amount of incentive stock options that may become exercisable under the plan in any year to $100,000 per optionee, based on the fair market value of the stock on the date of grant. No monetary consideration is paid to us upon the granting of options. Currently, no employee may be granted options or SARs under the plan for more than 200,000 shares in connection with the hiring of the employee or 250,000 shares in any subsequent year.

Options granted under the plan generally continue in effect for the term fixed by the Compensation Committee. However, the term of an incentive stock option may not exceed 10 years from the date of grant, unless the optionee owns more than 10% of our combined voting power and then the term may not exceed 5 years. (Historically most option grants have had 10-year terms and more recently, 7-year terms.) Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. Options generally are nontransferable except on the death of a holder. Options generally may be exercised only while an optionee is employed by or in the service of FEI or a subsidiary or within 12 months following termination of employment or service by reason of death or disability or 30 days following termination for any other reason. In the event of the death of an optionee, all outstanding options held by the optionee generally will become fully vested. The Compensation Committee may extend the exercise period of any nonqualified stock option for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number of shares underlying the option. The purchase price for each share purchased on the exercise of options must be paid in the manner permitted by the Compensation Committee, which may include:

•                  cash, including cash that may be the proceeds of a loan from us (other than to executive officers);

•                  shares of our common stock valued at fair market value;

•                  restricted stock;

•                  performance units or other contingent awards denominated in either stock or cash;

•                  net exercise; or

•                  other forms of consideration, as determined by the Compensation Committee.

Upon exercise of an option, the number of shares subject to the option and the number of shares available under the plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Automatic Equity Grants to Non-Employee Directors

Presently, each individual who is a non-employee director receives 5,000 RSUs upon becoming a non-employee director. In addition, each non-employee director receives an annual automatic grant of 2,500 RSUs on the date of our annual meeting, provided the non-employee director continues in that capacity as of that date. The RSUs vest in four equal annual installments beginning one year from the grant date. For additional information, see “Director Compensation” above.

Stock Appreciation Rights

SARs may be granted under the plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the plan. A SAR gives the holder the right to payment from us of an amount equal in value to the excess of the fair market value on the date of exercise of a share of our common stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

A SAR is exercisable only at the time or times established by the Compensation Committee. If a SAR is granted in connection with an option, the following rules apply: (1) it is exercisable only to the extent and on the same conditions that the related option is exercisable; (2) it is exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) it may be for no more than 100% of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon its exercise, the option or portion thereof to which the SAR relates terminates; and (5) upon exercise of the option, the related SAR or portion thereof terminates. Payment by us upon exercise of a SAR may be made in:

•                  our common stock valued at its fair market value;

•                  cash; or

•                  partly in stock and partly in cash, as determined by the Compensation Committee.

The Compensation Committee may withdraw any SAR granted under the plan at any time and may impose any condition upon the exercise of a SAR. The Compensation Committee also may adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the plan.

Stock Bonus Awards

The Compensation Committee may award shares of our common stock as a stock bonus under the plan. The Compensation Committee may determine the persons who receive such awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Compensation Committee at the time the stock is awarded. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the plan shall be reduced by the number of shares issued.

Restricted Stock

Under the plan, the Compensation Committee may issue restricted stock to such persons and in such amounts as it determines. The Committee will also set the terms and restrictions of the grant, including restrictions concerning transferability, repurchase by FEI and forfeiture of the shares issued. Participants are required to pay any applicable federal, state or local tax withholdings. Upon the issuance of restricted stock, the number of shares reserved for issuance under the plan shall be reduced by the number of shares issued.

Restricted Stock Units

The Compensation Committee may also award RSUs under the plan. Each RSU represents a bookkeeping entry amount equal to the fair market value of one share of FEI common stock. The terms and conditions of the award, including number of RSUs granted, vesting, payout and transfer restrictions are specified in an RSU award agreement between FEI and the participant. The Compensation Committee sets vesting criteria that determine the number of RSUs that are paid out. The vesting criteria may be based upon company-wide, business unit or individual performance (including continued employment) or any other basis. Upon vesting, the participant will be entitled to receive a payout as specified in the award agreement, although the Compensation Committee has discretion to reduce or waive any vesting criteria.

Earned RSUs may be paid in cash, shares of common stock or a combination thereof. Unearned RSUs will be forfeited to FEI. Shares of common stock represented by RSUs that are fully paid in cash will again be available for grant under the plan. Shares of common stock represented by RSUs that are used to satisfy withholding tax obligations on vested RSUs may again be available for grant under the plan at FEI’s discretion. We may use different methods to satisfy any applicable federal, state or local tax withholding requirements of a participant, including withholding the economic value represented by an appropriate portion of the RSU award, making cash demand or by withholding appropriate amounts of securities or cash due the participant from FEI.

Cash Bonus Rights

The Compensation Committee may grant cash bonus rights under the plan in connection with:

•                  options granted or previously granted;

•                  SARs granted or previously granted;

•                  stock bonuses awarded or previously awarded; and

•                  shares sold or previously sold under the plan.

Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the plan.

Performance Units

The Compensation Committee may grant performance units consisting of monetary units that may be earned in whole or in part if we achieve goals established by the Compensation Committee over a designated period of time not to exceed 10 years. Payment of an award earned may be in cash or stock or both and may be made when earned, or vested and deferred, as the Compensation Committee determines.

Foreign Qualified Grants

Awards under the plan may be granted to eligible persons residing in foreign jurisdictions. The Compensation Committee may adopt supplements to the plan required to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the plan.

Performance Goals

Under Section 162(m), the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1.0 million. However, we are able to preserve the deductibility of compensation in excess of $1.0 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the amended and restated plan, setting limits on the number of awards that any individual may receive and for awards other than options, establishing performance criteria that must be met before the award actually will vest or be paid.

We have designed the amended and restated plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Compensation Committee (in its discretion) may make performance goals applicable to an individual with respect to an award. At the Compensation Committee’s discretion, one or more of the following performance goals may apply (all of which are defined in the plan): (a) operating income, (b) pretax income, and (c) return on sales. The performance goals may differ from individual to individual and from award to award.

Any criteria used may be measured, as applicable (1) in absolute terms, (2) in relative terms (including, but not limited to, passage of time or against another company or companies), (3) on a per-share basis, (4) against the performance of FEI as a whole or a business unit of FEI, or (5) on a pre-tax or after-tax basis. The Compensation Committee shall determine whether any significant elements shall be included in or excluded from the calculation of any performance goal.

Changes in Capital Structure

If shares of our outstanding common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FEI or of another corporation by reason of any recapitalization, stock split or other specified transactions, the Compensation Committee will make appropriate adjustment to the number and kind of shares available for awards under the plan (including, but not limited to, the per-person limits on grants and the number of RSUs automatically granted to directors). If we are a party to a merger, consolidation or plan of exchange or we sell all or substantially all of our assets, the Compensation Committee may select one of the following alternatives for treating outstanding options under the plan:

•                  outstanding options will remain in effect in accordance with their terms;

•                  outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the transaction; or

•                  a 30-day period before the completion of the transaction will be provided during which outstanding options will be exercisable to the extent exercisable and, upon the expiration of the 30-day period, all unexercised options immediately will terminate. The Compensation Committee may accelerate the exercisability of options so that they are exercisable in full during the 30-day period.

If FEI is dissolved, options will be treated as described in the third alternative listed above.

Amendment and Termination of the Plan

The Board generally may amend, suspend or terminate the plan at any time and for any reason. However, except as otherwise provided in the plan, no amendment to an outstanding award may be made without the holder’s consent. In addition, the termination of the plan will not affect any outstanding options, right of repurchase, or forfeitability of shares issued under the plan.

No Repricing

As disclosed by FEI in a Current Report on Form 8-K filed May 3, 2006, without the prior approval of FEI’s shareholders, FEI will not reprice existing stock options, or replace them with stock awards or cash, or regrant them through cancellation or through lowering the exercise price.

Awards Granted to Certain Individuals and Groups

The number of options, SARs, RSUs, restricted stock amounts or other grants that an individual may receive under the plan is at the discretion of the Compensation Committee and, therefore, cannot be determined in advance. Our named executive officers and directors have an interest in this proposal by virtue of their being eligible to receive awards under the plan.

The following table sets forth the aggregate number of shares subject to options and RSUs granted to the named executive officers, directors and certain other persons or groups of people under the plan in 2006 and the average per share exercise price of such options.

Name and Position	Option Shares		RSUs
Don R. Kania, President, Chief Executive Officer and Director	200,000	(1)	75,000	(2)
Raymond A. Link, Executive Vice President and Chief Financial Officer	—		9,079
Vahé A. Sarkissian, former Chairman, President and Chief Executive Officer	—		—
John A. Doherty, Senior Vice President of Worldwide Sales and Service	—		3,243
Robert H. J. Fastenau, Executive Vice President of Marketing and Technology	—		5,188
Robert S. Gregg, Executive Vice President of Worldwide Sales and Service	—		5,188
Michael J. Attardo, Director	—		2,500
Lawrence A. Bock, Director	—		2,500
Wilfred J. Corrigan, Director	—		2,500
Thomas F. Kelly, Director	—		2,500
William W. Lattin, Director	—		2,500
Jan C. Lobbezoo, Director	—		2,500
Gerhard H. Parker, Director	—		2,500
James T. Richardson, Director	—		2,500
Donald R. VanLuvanee, Director	—		2,500
All Current Executive Officers as a Group (5 people)	200,000		98,346
All Non-Executive Officer Directors as a Group (9 people)	—		22,500
All Non-Executive Officer Employees as a Group (approximately 1,647 people)	13,000		333,410	(3)

(1)          Granted at an exercise price of $19.38 per share. The exercise price is equal to the fair market value of our common stock on the grant date. Dr. Kania also received a grant of 100,000 shares outside the plan as a material inducement to accept employment.

(2)          Dr. Kania also received an additional grant of 75,000 RSUs outside our plan as a material inducement to accept employment.

(3)          Includes 17,500 RSUs that were granted in 2006, but were cancelled as of December 31, 2006 as a result of grantees terminating their employment.

Equity Grants Outside Plan for Dr. Kania

As a material inducement to Dr. Kania we made certain equity grants outside of the 1995 Stock Incentive Plan when he joined us as President and Chief Executive Officer in August 2006. This included a grant of 100,000 stock options that vest in four equal annual installments beginning one year from the grant date. It also included 75,000 RSUs granted outside the plan, 25,000 of which vest in four equal annual installments beginning one year from Dr. Kania’s hire date and 50,000 of which vest on the first anniversary of Dr. Kania’s employment. The features and rights under these respective equity grants are substantially the same as the options and RSU awards provided under the plan. We have reduced the number of shares available for grant under the plan by an amount equal to the number of shares granted to Dr. Kania outside the plan.

U.S. Tax Consequences

The following summary is intended only as a general guide to the U.S. federal tax consequences of participation in the plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options. Some options granted under the plan were intended to qualify as incentive stock options for U.S. federal income tax purposes, although FEI has not granted options as incentive stock options in recent years and we cannot make additional incentive stock option grants under the plan. An optionee will recognize no income upon grant or upon a proper exercise of the incentive stock option (except for purposes of the alternative minimum tax) under current tax law. If an employee exercises an incentive stock option and disposes of the option shares more than two years following the date of grant and more than one year following the date of exercise, any gain or loss realized on subsequent disposition of the shares will be treated as capital gain or loss. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period (referred to as a “disqualifying disposition”), any amount realized will be taxable as ordinary compensation income in the year of the disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. We will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. On any disqualifying disposition by an employee, we generally will be entitled to a deduction to the extent the employee realized ordinary income.

Nonqualified Stock Options and Stock Appreciation Rights. Other awards authorized to be granted under the plan are nonqualified stock options and SARs. Under federal income tax law now in effect, no income is realized by the grantee of a nonqualified stock option with an exercise price equal to the fair market value on the date of grant or SAR until the option or right is exercised. At the time of exercise of a nonqualified stock option or SAR, the optionee will realize ordinary compensation income and we generally will be entitled to a deduction in an amount by which the market value of the shares (and any cash) subject to the option or right at the time of exercise exceeds the exercise price. We are required to withhold taxes from the income amount for grantees who were employees at the time of grant. As a result of IRC Section 409A and the proposed Treasury regulations promulgated thereunder (“Section 409A”), however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock (that were not vested as of December 31, 2004) may be taxable to the grantee in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such awards and may be subject to an additional 20% tax plus penalties and interest (in addition to any state taxes imposed as a result of state laws similar to Section 409A). On the sale or other disposition of shares acquired upon exercise of a nonqualified stock option or SAR, any additional gain or loss will be taxable as capital gain or loss.

Restricted Stock, Restricted Stock Unit Awards and Other Awards. For other awards granted under the plan that are payable either in cash or shares of common stock and that are either transferable or not subject to a substantial risk of forfeiture, the holder of such an award generally must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received determined as of the date of such receipt, over (b) the amount (if any) paid for such shares of common stock by the holder of the award, and FEI will be entitled at that time to a deduction for the same amount. If the participant is an employee, such ordinary income is subject to tax withholdings.

For restricted stock, RSUs and other awards that are payable in shares that have a restriction on transfer and carry a substantial risk of forfeiture (such as a vesting contingency), the tax treatment is as follows. The holder of the award generally will recognize ordinary income equal to the fair market value of the shares determined as of the first time the shares become freely transferable or no longer subject to a substantial risk of forfeiture, whichever occurs first, less the price paid, if any, for the shares. FEI will be entitled at that time to a tax deduction for the same amount. In certain cases, participants may make a special election under the IRC at the time of grant to treat an award as though it were not subject to risk of forfeiture and thereby accelerate the date of income recognition. If the participant is or was an employee at the time of grant, such ordinary income is subject to tax withholdings.

Section 409A. Section 409A, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on nonqualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal tax (in addition to any state taxes imposed as a result of state laws similar to Section 409A) on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to awards issued under the plan) are not entirely clear.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON GRANTEES AND FEI WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A GRANTEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE GRANTEE MAY RESIDE.

Section 162(m). Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers in any year to $1.0 million per person. However, the plan has been designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting FEI to receive a federal income tax deduction in connection with such awards.

Application of Section 16 of the Exchange Act. Special rules may apply in the case of individuals subject to Section 16 of the Securities Exchange Act of 1934. In particular, unless a special election is made pursuant to the IRC, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of FEI’s tax deduction, are determined as of the end of such period.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the amendment to the FEI 1995 Stock Incentive Plan.

PROPOSAL NO. 3
AMENDMENT TO EMPLOYEE SHARE PURCHASE PLAN

We maintain an employee share purchase plan for the benefit of our employees. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on our behalf. As of March 30, 2007, out of a total of 1,950,000 shares reserved for issuance under the FEI Employee Share Purchase Plan (“ESPP”), 724,635 shares remained available for purchase. Accordingly, on February 21, 2007, the Board approved an amendment to the plan, subject to shareholder approval, to reserve an additional 500,000 shares for issuance pursuant to the plan, thus increasing the total number of shares reserved for issuance under the plan from 1,950,000 to 2,450,000 shares.

Key provisions of the ESPP are described below. The current version of the ESPP is included with our Current Report on Form 8-K filed with the SEC on May 25, 2005.

Description of the Employee Share Purchase Plan

Eligibility

Except as described below, all full-time employees of FEI and certain designated subsidiaries, including employees who are officers of FEI and certain designated subsidiaries, approximately 1,529 persons in total, are eligible to participate in the plan. Any employee who owns or would be deemed to own 5% or more of the voting power or value of all classes of our stock is ineligible to participate in the plan.

Plan Offerings and Purchase of Shares

In October 2004, the Board reduced the length of an offering period under the plan from 12 months to 6 months. Currently, offering periods commence on or about June 1 and December 1 of each year and end on the last day of the following November and May, respectively. On the first trading day of each offering period, known as the “offering date,” each eligible employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the six-month period comprising an offering period. Under the current implementation of the plan, “offering periods” and “purchase periods” run consecutively, each for six months. The last trading day of a purchase or offering period is known as a “purchase date.”

The plan does not permit an employee to purchase more than 1,000 shares under any two consecutive purchase periods or, during any calendar year, permit an employee to purchase shares under the plan to accrue at a rate that exceeds $25,000 of fair market value (determined at the offering date). Each eligible employee may elect to participate in the plan by filing a subscription and payroll deduction authorization. A participant may amend his or her payroll deduction authorization once during any purchase period to reduce the amount of future payroll deductions. Shares may be purchased under the plan only through payroll deductions of not more than 15% of an employee’s base pay plus commissions. On the purchase date, the amounts withheld will be applied to purchase our shares for the employee. The purchase price will be the lesser of 85% of the closing market price of our common stock on the first day or the last day of the purchase period. For future offering periods, the Compensation Committee of our Board may choose to use a higher (but not lower) price for shares.

An employee may terminate participation in the plan by written notice to us at least 10 days before the purchase date. The employee will then receive all funds withheld from his or her pay and not yet used to purchase shares. No interest will be paid on funds withheld from employees unless otherwise determined by the Board. An employee may reinstate participation in the plan, but only after the first purchase date following termination. The rights of employees under the plan are not transferable.

Automatic Withdrawal from an Offering Period

If the fair market value of a share of our common stock on a purchase date other than the final purchase date of an offering period is less than the fair market value of a share of our common stock on the offering date of the offering period, every participant will be (a) automatically withdrawn from that offering period at the close of the purchase date and after the acquisition of shares of our common stock for the purchase period and (b) enrolled in the offering period commencing on the first business day following that purchase date. A participant may elect not to be automatically withdrawn from an offering period by written notice to us. Under the current implementation of the plan, offering periods and purchase periods each cover the same six-month period, so this part of the plan is not currently applicable.

Administration

The plan is administered by the Compensation Committee. The Compensation Committee may change the duration of the offering periods or the purchase periods (except that no offering period may have a duration exceeding 27 months), promulgate rules and regulations for the operation of the plan, adopt forms for use in connection with the plan, decide any question of interpretation of the plan or rights arising under the plan and generally supervise the administration of the plan. We currently pay all administrative expenses of the plan other than commissions on sales of shares for employees’ accounts by the custodian. If we experience a change in our capital structure (e.g., due to a stock dividend), the Compensation Committee may adjust the number and kind of shares issuable under the plan.

Custodian

An independent custodian maintains the records under the plan. Shares purchased by employees under the plan are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee’s own name and delivered to the employee.

Amendments

Our Board may amend the plan, except that the plan may not be amended to increase the number of reserved shares or decrease the purchase price of shares without the approval of the shareholders. Our Board may terminate the plan at any time.

Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the participant and FEI with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The plan is intended to qualify as an “employee purchase plan” within the meaning of Section 423 of the IRC. Under this provision of the IRC, employees will not recognize taxable income or gain with respect to shares purchased under the plan either at the offering date or at a purchase date.

Disposition of Shares More Than Two Years After an Offering Date. If a current or former employee disposes of shares purchased under the plan more than two years after the offering date, and more than one year after the applicable purchase date, or in the event of the employee’s death at any time, the employee or the employee’s estate will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of:

•                  the excess of the fair market value of the shares at the time of disposition or death over the purchase price; or

•                  15% of the fair market value of the shares on the offering date.

In the case of such a disposition or death, we will not be entitled to any deduction from income. Any additional gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain.

Disposition of Shares within Two Years of an Offering Date. If an employee disposes of shares purchased under the plan within two years after the offering date or within one year after the purchase date, the employee will be required to recognize the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price will be capital gain or loss. In the event of a disposition within the two holding periods described above, we generally will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to recognize as ordinary compensation income. Under the terms of the plan, participants are required to pay to us any amounts necessary to satisfy any tax withholding determined by us to be required in connection with either the purchase or sale of shares acquired under the plan.

Number of Shares Purchased by Certain Individuals and Groups

The number of shares to be purchased under the ESPP cannot be determined in advance.

The following table sets forth the aggregate number of shares purchased by the named executive officers, directors and certain other persons or groups of people under the ESPP in 2006.

Name and Position	Shares(1)
Don R. Kania, President, Chief Executive Officer and Director	—
Raymond A. Link, Executive Vice President and Chief Financial Officer	948
Vahé A. Sarkissian, former President and Chief Executive Officer	—
John A. Doherty, Senior Vice President, Worldwide Sales	488
Robert H. J. Fastenau, Executive Vice President of Marketing and Technology	—
Robert S. Gregg, Executive Vice President of Worldwide Sales and Service	1,000
Michael J. Attardo, Director	—
Lawrence A. Bock, Director	—
Wilfred J. Corrigan, Director	—
Thomas F. Kelly, Director	—
William W. Lattin, Director	—
Jan C. Lobbezoo, Director	—
Gerhard H. Parker, Director	—
James T. Richardson, Director	—
Donald R. VanLuvanee, Director	—
All Current Executive Officers as a Group (5 people)	1,948
All Non-Executive Officer Directors as a Group (9 people)	—
All Non-Executive Officer Employees as a Group (approximately 1,647 people)	186,924

(1)          The shares were purchased at an average price of $18.81 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the amendment to the FEI Employee Share Purchase Plan.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche LLP (“Deloitte & Touche”), an independent registered public accounting firm, to be FEI’s auditors for 2007 and with the endorsement of the Board, recommends to shareholders that they ratify that appointment. Deloitte & Touche served in this capacity for 2006. Deloitte & Touche’s representatives will be present at the Annual Meeting and are expected to be available to respond to appropriate questions. Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that shareholders should be given an opportunity to express their views. If the shareholders do not ratify this appointment, the Audit Committee will consider this vote in determining whether to continue the engagement with Deloitte & Touche.

Pre-Approval Policies

All audit and non-audit services performed by Deloitte & Touche, and all audit services performed by other independent registered public accountants, are pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, statutory audits of our foreign subsidiaries, audits of employee benefit plans, compliance with the Sarbanes-Oxley Act of 2002, tax compliance assistance and tax consulting and assistance.

Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audits of FEI’s financial statements for the years ended December 31, 2006 and December 31, 2005 and fees for other services rendered by Deloitte & Touche during those periods:

	2006	Percentage Pre-approved by Audit Committee	2005	Percentage Pre-approved by Audit Committee
Audit Fees	$1,596,554	100%	$2,210,068	100%
Audit Related Fees(1)	387,044	100%	257,762	100%
Tax Fees(2)	435,869	100%	921,125	100%
All Other Fees	—	—	—	—
Total	$2,419,467		$3,388,955

(1)          Consists of fees for consents and comfort letters in conjunction with our capital market financial transactions, the audit of our employee benefit plans, fees for statutory audits of our foreign subsidiaries and acquisition and other transactional related due diligence and accounting consultations.

(2)          Consists of corporate tax compliance assistance and other tax consulting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board and the Audit Committee recommend that the shareholders vote FOR ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as FEI’s independent registered public accounting firm for the year ending December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of March 30, 2007 of our common stock by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock, (ii) each director and nominee for director of FEI, (iii) each named executive officer of FEI, and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals. Unless otherwise indicated, the address of each shareholder listed in the following table is c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

	Common Stock(1)
Shareholder	Number of Shares(2)	Percent of Shares Outstanding
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, Maryland 21202	4,328,900	12.3%
Third Point LLC(4) 390 Park Avenue New York, NY 10022	2,180,000	6.2%
FMR Corp.(5) 82 Devonshire Street Boston, Massachusetts 02109	2,063,100	5.8%
Kern Capital Management, LLC(6) 114 West 47th Street, Suite 1926 New York, NY 10036	1,901,200	5.4%
Vahé A. Sarkissian(7)	845,122	2.4%
Robert S. Gregg	203,797	*
John A. Doherty	139,440	*
Robert H. J. Fastenau	123,047	*
Raymond A. Link	91,842	*
William W. Lattin	39,667	*
Donald R. VanLuvanee	38,667	*
Gerhard H. Parker(8)	32,667	*
Michael J. Attardo	23,667	*
Wilfred J. Corrigan	23,667	*
Jan C. Lobbezoo(9)	18,750	*
Thomas F. Kelly	16,667	*
James T. Richardson	16,667	*
Lawrence A. Bock	15,833	*
Don R. Kania	—	—
All current executive officers and directors as a group (14 persons)(8)	722,035	2.0%

* Less than 1%

(1)        Applicable percentage of ownership is based on 35,292,955 shares of common stock outstanding as of March 30, 2007. Beneficial ownership is determined in accordance with the rules of the SEC, and is based on voting and investment power with respect to shares. Shares of common stock subject to options that are exercisable currently or within 60 days after January 31, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person. To our knowledge, unless otherwise indicated or as may be provided by applicable community property laws, each of the persons named above has sole voting and dispositive power with respect to all shares shown as being beneficially owned by them.

(2)          Includes shares of common stock subject to options exercisable within 60 days after January 31, 2007 as follows:

Name	Number of Options
Vahé A. Sarkissian	773,568
Robert S. Gregg	200,000
John A. Doherty	90,000
Robert H. J. Fastenau	122,250
Raymond A. Link	85,000
William W. Lattin	37,667
Donald R. VanLuvanee	38,667
Gerhard H. Parker	22,667
Michael J. Attardo	23,667
Wilfred J. Corrigan	19,667
Jan C. Lobbezoo(9)	18,750
Thomas F. Kelly	16,667
James T. Richardson	16,667
Lawrence A. Bock	15,833
Don R. Kania	—
All current executive officers and directors as a group	691,002

(3)          These securities are owned by various individual and institutional investors including T. Rowe Price New Horizons Fund, Inc. (which owns 1,800,000 shares, representing 5.3% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (4)       Information with respect to the beneficial ownership of Third Point LLC (“Third Point”) is derived from a Schedule 13G, dated December 31, 2006, filed jointly by Third Point and Daniel S. Loeb, who is the chief executive officer of Third Point and controls its business activities and from updated information received from Third Point on March 19, 2007. Third Point is the investment manager or advisor to a variety of hedge funds and managed accounts (the “Funds”). The Funds directly own the 2,180,000 shares of common stock reported as beneficially owned by Third Point. Third Point and Mr. Loeb share voting and dispositive power over such shares.

 (5)       FMR Corp. is a parent holding company and does not have voting power with respect to any of the 2,063,100 shares held, but has sole dispositive power with respect to all 2,063,100 shares. Fidelity Growth Company Fund, in its capacity as an investment advisor, is deemed to be the beneficial owner of the 2,063,100 shares. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

 (6)       Information with respect to the beneficial ownership of Kern Capital Management, LLC (“KCM”) is derived from a Schedule 13G dated December 31, 2006. Robert E. Kern Jr. and David G. Kern are principals and controlling members of KCM and may be deemed the beneficial owner of the securities in that they may be deemed to share the power to direct the voting or disposition of the securities. This does not constitute an admission that either Robert Kern or David Kern is, for any purpose, the beneficial owner of the securities and such beneficial ownership is expressly denied.

(7)          Information based on FEI’s records regarding Mr. Sarkissian’s holdings as of April 1, 2006, the date he left FEI, and stock option exercises since that date.

(8)          Includes 10,000 shares held by Dr. Parker in the Parker Family Living Trust.

(9)          Includes options exercisable for 1,875 shares of our common stock for which Mr. Lobbezoo disclaims beneficial ownership since any monetary benefit derived from such options will go to Philips.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes equity securities authorized for issuance under equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)
Equity compensation plans approved by shareholders	4,819,108	$20.81	3,103,082	(3)

Equity compensation plans not approved by shareholders	175,000	19.38	—
Total	4,994,108	$20.78	3,103,082

(1)          Does not include RSUs (of which 268,010 were outstanding at December 31, 2006) as there is no exercise price associated with RSUs.

(2)          Includes 724,635 shares available for purchase under FEI’s ESPP as of December 31, 2006, including approximately 104,022 shares subject to purchase during the current ESPP purchase period ending May 31, 2007 (assuming a closing stock price on May 31, 2007 at or above $24.10, the closing price on December 1, 2006, the first day of the current purchase period).

(3)          FEI reduced the number of shares available for grant under the 1995 Stock Incentive Plan by 175,000, a number equal to the stock option and RSU grants made to Dr. Kania outside the plan.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold and the year in which they began serving as an executive officer. Our executive officers are appointed by the Board annually to hold office until their successors are elected and qualified or their earlier death, resignation or removal.

Name	Age(1)	Current Position(s) with Company	Officer Since
Don A. Kania	52	President, Chief Executive Officer and Director	2006
Raymond A. Link	53	Executive Vice President and Chief Financial Officer	2005
Robert H. J. Fastenau	54	Executive Vice President of Marketing and Technology	2001
Robert S. Gregg	53	Executive Vice President of Worldwide Sales and Service	2004
Bradley J. Thies	46	Vice President, General Counsel and Secretary	2001

(1)   As of March 30, 2007.

For biographical information for Don R. Kania, see Proposal No. 1 above.

Raymond A. Link was named Executive Vice President and Chief Financial Officer in July 2005. From April 2007 to August 2007, he served as our interim President and Chief Financial Officer. From July 2001 until joining FEI, Mr. Link served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Triquint Semiconductor, Inc. Mr. Link joined Triquint as a result of its merger with Sawtek Inc., a designer and manufacturer of a broad range of electronic signal processing components primarily used in the wireless communications industry. He started with Sawtek in September 1995 as

Vice President Finance and Chief Financial Officer and was promoted to Senior Vice President and Chief Financial Officer in October 1999. Mr. Link is on the board of directors of Cascade Microtech, Inc., a manufacturer of test equipment for the semiconductor industry. Mr. Link received a B.S. degree from the State University of New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Link is also a C.P.A.

Robert H. J. Fastenau became Executive Vice President of Marketing and Technology in November 2006. Prior to that, Dr. Fastenau served as our Senior Vice President and General Manager, NanoResearch and Industry Division and NanoBiology Division since October 2005, when we reorganized into market divisions from product divisions. From January 2001 until October 2005, Dr. Fastenau was Senior Vice President and General Manager of our Electron Optics Product Division. From 1997 to January 2001, he was Senior Vice President of Research and Development for that division. Dr. Fastenau came to us via the Philips Electron Optics Division, which we merged with in February 1997. Dr. Fastenau holds M.S. and Ph.D. degrees in Technical Physics from Delft University.

Robert S. Gregg was appointed Executive Vice President of Worldwide Sales and Service in October 2005. Prior to that, Mr. Gregg served as our Executive Vice President and Chief Financial Officer since January 2004. From 2002 until joining us, Mr. Gregg was a consultant to a number of high technology companies. From 1999 through 2002, Mr. Gregg was President and Chief Executive Officer of Unicru, Inc., a leading provider of hiring management software systems. Prior to that time, Mr. Gregg served as the Chief Financial Officer at Sequent Computer Systems, Inc., a global computer company, for 16 years. Mr. Gregg holds a B.S. degree in Finance and Accounting from the University of Oregon.

Bradley J. Thies rejoined us as Vice President, General Counsel and Secretary in April 2001. Mr. Thies had previously served as our General Counsel and Secretary from February 1999 to April 2000. From April 2000 to April 2001, Mr. Thies was General Counsel of WebTrends Corp., an enterprise website monitoring and analytics software company. Mr. Thies holds a B.A. degree in Political Science and History from Willamette University and a J.D. degree from Columbia Law School.

EXECUTIVE COMPENSATION

Employment Arrangements and Executive Severance Agreements

See Compensation Discussion and Analysis below.

COMPENSATION DISCUSSION AND ANALYSIS

For Named Executive Officers

Compensation Objectives

FEI’s executive compensation program is intended to enable us to attract, retain and motivate high-quality executives and to align their compensation with our short- and long-term performance. The program is designed to achieve these objectives by:

•                  providing total compensation that is competitive with other companies in our industry;

•                  linking variable compensation to corporate and individual performance; and

•                  aligning management interests with shareholder interests by tying executive compensation in part to long-term shareholder returns.

The market for high quality executives in our industry is competitive. As with any company, part of attracting and keeping the executives we want involves offering total compensation packages that are competitive with those offered by other companies. In our view, a competitive pay package in our industry includes a salary that guarantees a minimum level of compensation for an executive, a meaningful variable compensation tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our common stock increases in the future and benefits consistent with what are offered by similar companies. Peer company information supplied by our outside compensation consultant is important in helping us determine competitive pay packages. Also, to the extent FEI outperforms or underperforms the peer group, compensation can be adjusted accordingly.

At FEI, the total compensation package for our named executive officers is heavily weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance or stock price appreciation levels are not achieved, executive compensation is substantially reduced. When targeted performance levels are exceeded or the stock price appreciates, executive compensation is substantially increased.

Compensation Process

All executive compensation decisions at FEI are made by the Board or the Compensation Committee (for purposes of this Compensation Discussion and Analysis, or CD&A, the “Committee”). Each year, the Committee reviews and evaluates the compensation paid to our executive officers, including our named executive officers, and determines the base salary, target variable compensation and the equity-related grants for each executive officer. During the year, changes are occasionally made to individual compensation packages due to a change in the executive’s position, responsibilities or role or for other reasons.

In determining the total compensation for each executive, the Committee considers the specific recommendations of FEI’s Chief Executive Officer and senior human resources officer, input from the Committee’s outside compensation consultant and the Committee’s own assessment of the executive’s performance, the executive’s expectations and other factors it deems relevant. On occasion, FEI’s Chief Financial Officer also offers information and opinions on executive compensation matters.

The Chief Executive Officer’s and senior human resources officer’s recommendations to the Committee typically include discussion of the role and responsibilities of the executive within FEI, the performance of the executive, the expected future contributions of the executive, the executive’s own expectations and competitive and market considerations. Although the Chief Executive Officer and senior human resources officer make recommendations regarding the executive officers, neither participates in the discussions concerning or makes recommendations regarding his own compensation.

In May 2006, the Committee retained Compensia as its outside compensation consultant. The Committee chose Compensia primarily because of the knowledge, background and reputation of the principals and previous dealings with them. Among other things, Compensia provides the Committee with information about market trends in executive compensation, general information on compensation practices at other companies, specific data on the compensation paid to executives at peer companies, tally sheets and other summaries of the total compensation packages for our executives, recommendations on the structure and components of our compensation programs and specific recommendations on individual compensation packages. In general, we target compensation for the executives at approximately the 50th percentile of the peer group for executives with similar job responsibilities. We also account for FEI’s performance against peer companies in determining adjustments to the 50th percentile peer targeting.

Compensia uses 20 peer firms for compensation comparisons. The peer group list was generated with information from Compensia, senior management and the Committee. The peer firms mostly include capital equipment and analytical instrument technology companies that manufacture and sell into similar markets to those served by FEI. Companies included vary in market capitalization and annual revenue with some being smaller and others larger than FEI. The peer group also contains some companies that are not in the same markets as FEI but which track more closely to revenue, market capitalization or headquarters location.

Compensia reports its findings and recommendations directly to the Chair and other members of the Committee. Compensia representatives attend Committee meetings at the request of the Committee.

From time to time the senior human resources officer provides information and feedback to Compensia on various compensation matters. He also uses them as compensation consultants. Moreover, Compensia provides the senior human resources officer and the Chief Executive Officer with copies of the information provided to the Committee.

Summary Compensation Table

The table below sets out information regarding compensation for the fiscal year ended December 31, 2006 for each of our named executive officers. This and other tables and footnotes included in this CD&A should be read in the context of the entire CD&A and the following:

•                  Dr. Kania’s compensation was paid under an offer letter filed with a Current Report on Form 8-K on July 27, 2006 and Dr. Fastenau’s compensation was paid pursuant to an employment agreement filed with the SEC on December 4, 2006 as Exhibit 99.1 to a Current Report on Form 8-K. Compensation for the remaining executives was set by the Committee but was not memorialized in a separate agreement or arrangement.

•                  The compensation for Mr. Sarkissian, our former President and Chief Executive Officer, reflects the value associated with acceleration of his options and changes to the exercise period terms calculated in accordance with SFAS No. 123(R). As part of the executive severance agreement between FEI and Mr. Sarkissian, on termination of Mr. Sarkissian’s employment, all his unvested options were accelerated and they remain exercisable until the earlier of the original expiration date or three years from the date of termination. Details on his outstanding grants, with information on which grants were modified, are included in the “Outstanding Equity Awards at Fiscal 2006 Year End” table that appears later in this CD&A.

•                  The number of performance-based RSUs granted to the executives was established based on the performance of FEI against the 2006 Management Variable Compensation Plan target.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Award ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compen- sation ($)		All Other Compen- sation ($)		Total ($)

Don R. Kania President and Chief Executive Officer	2006	209,452		750,000	(2)	542,337	306,523		—		244,227	(3)	2,052,539

Raymond A. Link(4) Executive Vice President and Chief Financial Officer	2006	280,000		125,000	(5)	107,898	—		266,955		1,100	(6)	780,953

Vahé A. Sarkissian(7) Former President and Chief Executive Officer	2006	142,921		—		—	438,368	(8)	—		8,854,024	(9)	9,435,313

John A. Doherty Senior Vice President, Worldwide Sales	2006	250,000		20,000	(10)	20,631	77,270		326,972	(11)	48,893	(12)	743,766

Robert H. J. Fastenau Executive Vice President of Marketing and Technology	2006	300,903	(13)	25,000		32,578	103,056		241,187		20,630	(14)	723,354

Robert S. Gregg Executive Vice President of Worldwide Sales and Service	2006	315,000		—		32,578	—		248,544		2,656	(15)	598,778

(1)          Amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006, calculated utilizing the provisions of SFAS No. 123(R) for awards of RSUs and stock options to FEI’s named executive officers. See the “Stock-Based Compensation” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in FEI’s Annual Report on Form 10-K filed with the SEC on March 1, 2007 for discussion regarding assumptions underlying valuation of equity awards.

(2)          Dr. Kania received a bonus consisting of a guaranteed bonus of 100% of Dr. Kania’s year-end base salary, $550,000, and a discretionary payment of $200,000.

(3)          Includes relocation reimbursement totaling $218,651, reimbursement of $19,246 for legal fees associated with Dr. Kania’s employment agreement, tax gross-up on certain relocation expenses of $5,719, FEI-paid long term disability (“LTD”) premiums (for coverage above the ordinary employee coverage) totaling $386 and FEI-paid life insurance and accidental death and dismemberment (“AD&D”) premiums (for coverage above the ordinary employee coverage level) totaling $225.

(4)          Served as Chief Executive Officer, in addition to serving as Executive Vice President and Chief Financial Officer, from April 3, 2006 to August 14, 2006.

(5)          Mr. Link was paid a $100,000 discretionary payment as compensation for the additional duties assumed as interim Chief Executive Officer between April and August 2006 and a $25,000 discretionary payment for 2006 performance.

(6)          Includes FEI-paid LTD premiums (for coverage above the ordinary employee coverage level) totaling $560 and FEI-paid life and AD&D premiums (for coverage above the ordinary employee coverage level) totaling $540.

(7)          Mr. Sarkissian resigned as President and Chief Executive Officer on April 1, 2006.

(8)          Represents expense that would have been recorded as compensation expense for the part of 2006 that Mr. Sarkissian was an employee of FEI. All expense related to acceleration of and modification of Mr. Sarkissian’s stock options, $7,082,844, was recorded as severance expense. The amount of this expense not included in this column is included in the “All Other Compensation” column.

(9)          Includes the following: payments pursuant to a pre-existing Executive Severance Agreement, consisting of a lump sum payment equaling three years of base salary, totaling $1,590,000; a lump sum payment equal to 100% of his target variable compensation for 2006, totaling $583,000; acceleration of all of his stock options and restricted stock awards and extension of exercise periods for such options and awards, valued at $7,082,844 (less $438,368, which is shown in the “Option Awards” column as described in footnote 8); a lump sum payment of two times his reasonably expected health insurance coverage costs for 18 months, totaling $30,252; life insurance payments at termination of $5,000; FEI-paid LTD premiums (for coverage above the ordinary employee coverage level) of $140; and FEI-paid life and AD&D premiums (for coverage above the ordinary employee coverage level) of $1,161.

(10)    Mr. Doherty received a discretionary payment of $20,000 for exceeding bookings targets in 2006.

(11)    Includes sales commissions and incentives totaling $127,722.

(12)    Includes FEI-paid rent expense totaling $21,840; utilities (water, sewage, cable, electricity and phone) totaling $2,530; car lease payments totaling $6,288; partner travel totaling $546; tax gross-up on housing expenses of $15,654; LTD premiums (for coverage above the ordinary employee coverage level) totaling $1,495; and life and AD&D premiums (for coverage above the ordinary employee coverage level) totaling $540.

(13)    Dr. Fastenau’s salary was paid to him in euros. The amount shown includes base salary, payment totaling €24,725 for “extra holidays,” and a payment totaling €3,491 for “extra hours.” Payments made were converted to USD using a year-end conversation rate of 1.31735 € per USD.

(14)    Includes $12,133 in car lease payments and $1,915 for a representation allowance for unreimbursed business expenses. Payments made were converted to USD using a year-end conversation rate of 1.31735 € per USD.

(15)    Includes FEI-paid LTD premiums (for coverage above the ordinary employee coverage level) totaling $2,116 and life and FEI-paid AD&D premiums (for coverage above the ordinary employee coverage level) totaling $540.

Compensation for New Chief Executive Officer

In July 2006, following an extensive search involving an executive search firm and the participation of many members of our Board and management team, we made an offer to Don R. Kania to join us as our new Chief Executive Officer. We negotiated a compensation package with Dr. Kania that was consistent with the objectives and philosophy described herein and also reflected consideration of Dr. Kania’s total existing compensation package at his then-current employer, the possibility that the employer would increase his compensation in order to induce him to stay and Dr. Kania’s specific expectations and input into the amount and allocation among the various components of compensation.

Dr. Kania’s starting salary was $550,000 and he was guaranteed a bonus of at least $550,000 for 2006. Dr. Kania was entitled to reimbursement of relocation expenses up to $400,000. In connection with his hiring, he was granted options for 200,000 shares of common stock of FEI from within our 1995 Stock Incentive Plan and options for an additional 100,000 shares outside of our plan as a material inducement to accept employment. All of the options granted will vest in equal annual installments over four years beginning one year from his date of hire and will carry a term of seven years. Dr. Kania’s offer also included grants of 150,000 RSUs. 100,000 RSUs will vest in equal annual installments over four years beginning one year from his date of hire. Of those, 75,000 were granted from within the plan and 25,000 will be granted outside of our plan as a material inducement for Dr. Kania to accept employment. The remaining 50,000 RSUs will fully vest on the first anniversary of Dr. Kania’s date of hire and were granted outside of our plan as a material inducement for Dr. Kania to accept employment. FEI reduced the number of shares available for grant under the plan by a number equal to the option and RSU grants made to Dr. Kania outside the plan. Additionally, Dr. Kania will also receive certain severance and change of control benefits, including cash and equity award acceleration, as further described in the “Severance and Change of Control Agreements” section below.

Elements of Compensation

The following four main components comprised our executive compensation program during fiscal 2006:

•                  base salary;

•                  variable compensation and commissions;

•                  equity-based incentives; and

•                  benefits and perquisites.

We chose to build our executive compensation program around these elements because each individual component is useful in achieving one or more of the objectives of the program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Weighting of Elements. The use and weight of each compensation element is based on a subjective determination by the Committee of the importance of each in meeting our overall goals. In general, we seek to put a significant amount of each executive’s total potential compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each executive’s potential total compensation at target performance levels. Non-cash compensation includes equity grants of options and restricted share units. Stock options are used to create long-term incentives for growing shareholder value as well as a retention mechanism for highly-valued executives. RSUs provide a similar incentive to options, but have some retention value even without stock price appreciation. In general, the Committee’s intention is to be competitive in making equity grants, although recent grants have been somewhat below the median grants of executive officers of peer companies.

Base Salary

The Committee generally reviews and approves base salaries for executives annually and in connection with promotions or changes in responsibilities. When determining salaries, the Committee takes into account peer group data, as well as each individual’s job responsibility, experience level, individual performance, the amount and nature of the other compensation paid to the executive and the executive’s own expectations. Each executive’s salary is reviewed annually and adjustments may be made when appropriate to reflect competitive market factors and the individual factors described above. The Committee made adjustments to base salary in 2006 to two of the named executive officers to bring their compensation more closely in line with market base salary from comparisons to the peer group. The remaining named executive officers’ base salaries were not adjusted because, based on peer company comparisons, the Committee concluded that no market increase was appropriate.

Variable Compensation and Commissions

Management Variable Compensation Plan. We have established a Management Variable Compensation Plan (“MVP”) for executives and non-executive senior management to motivate and reward achievement of corporate and individual objectives. The Committee generally determines the structure of the overall incentive plan program at the beginning of the year. In setting the structure and the amount of the overall target MVP pool, the Committee considers potential size of the pool in relation to our earnings and other financial estimates, the achievability of the corporate targets under the plan, historical payouts under the plan and other factors. The target incentives are payable from the overall MVP pool. The total amount of

MVP money available for payment to all participants in the MVP (which includes non-executive senior managers) is based on a return on sales metric described below. The amount available in the MVP pool will be determined based on the following calculation: (i) each participant’s targeted incentive percentage, multiplied by (ii) each participant’s base salary, multiplied by (iii) a payment multiplier. The multiplier increases as FEI’s performance increases, calculated on a straight-line basis. If performance is at 130% of target, then the total available amount to be paid under the MVP will increase to 200% and continues on a straight-line basis for higher performance, provided however, the total possible payout for 2007 is capped at 15% of FEI’s pre-tax income. No MVP awards will be payable if FEI’s performance is less than or equal to 70% of targeted performance.

Variable Compensation Target. The amount of the actual MVP incentive paid to each individual named executive officer is based equally on (a) the performance of FEI against the metric described above, and (b) the individual executive’s performance during the year. The Committee determines the extent to which the named executive officer has met the individual performance objectives set early in the year. This determination is based in large part on the Chief Executive Officer’s assessment of the executive’s performance against those objectives. The actual MVP incentive amount paid to an individual may be more or less than the target amount, but the total amount of incentive payments to all MVP participants will not exceed the total amount in the MVP pool, if any. For example, payments to our named executive officers for 2006 performance based on the aggregate of FEI performance and individual performance generated MVP payments of 90-105% of the targeted incentive amounts (as described above).

2006 and 2007 Management Variable Compensation Plan Targets. For 2006, the payment multiplier was set based on a percentage return on sales as measured by pre-tax income, excluding certain unusual and one-time items. For 2007, the Committee established targets for variable compensation payments based on a similar approach to that used in 2006. As in 2006, the amount available under the plan is based on a pre-tax return on sales target metric but is different in three respects. First, the return on sales target percentage has been increased. Second, the calculation will be determined in accordance with generally accepted accounting principles and does not exclude certain unusual or one-time items. Third, the total possible payout for 2007 is capped at 15% of FEI’s pre-tax income. As with the 2006 plan, each individual’s actual variable compensation payment will be predicated half on individual performance and half on FEI’s performance, with individual performance being measured by pre-established objectives. Consistent with the Committee’s overall approach to compensation, the Committee attempts to set targets that are achievable but require significant performance from management against a meaningful metric.

Historical Aggregate Variable Compensation Payments. The table below describes the historical variable compensation payments made by FEI in the last five years.

VARIABLE COMPENSATION PAYMENTS: 2002-2006

Year	Percentage of Aggregated Variable Compensation Paid (%)
2006	159.4
2005	0.0
2004	81.1
2003	22.0
2002	33.0

Committee Discretion. The Committee retains the ability to change the pre-tax income targets or the items that are adjustments to this target, but historically has not exercised this discretion to any significant degree. The Committee sometimes seeks the assistance of the Audit Committee in these determinations. Similarly, the Committee may factor in an executive’s performance outside of his specific individual performance targets in determining the extent to which variable compensation will be paid to the executive.

Other Awards. In special circumstances, the Committee also grants other awards to our executives outside of our MVP. In 2006, we paid $100,000 to Raymond A. Link, our Executive Vice President and Chief Financial Officer for his service as our interim Chief Executive Officer during the year. Among other things, the Committee noted Mr. Link’s role in keeping FEI focused on its key objectives following the departure of our previous chief executive officer, chairing the internal management committee, maintaining senior management continuity, implementing new objectives, recruiting the new Chief Executive Officer and facilitating the smooth transition to the new Chief Executive Officer. We also paid both Mr. Link and Dr. Fastenau a $25,000 discretionary payment for 2006 performance. Finally, the Committee paid Dr. Kania a discretionary bonus of $200,000 for 2006 performance in addition to the $550,000 guaranteed bonus he received.

Commissions. Under our sales commission plan, John A. Doherty, our Senior Vice President of Worldwide Sales is eligible for commissions based on a percentage of total system bookings for the fiscal year. He is also assigned a quota for targeted total system bookings. For any systems bookings above 100% of quota, an increased commission percentage is paid. For 2006, total system bookings were 124% of quota and Mr. Doherty was paid $127,722 in sales commissions and incentives and was also paid a discretionary payment of $20,000 for exceeding bookings targets.

Equity-Based Incentives

General Approach to Equity Incentives and Grants. Equity-based incentives represent a direct link between executive compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executives that become more valuable if the market price of our common stock increases provides an appropriate additional incentive to the executives to work toward this goal. In order to determine the amount and nature of the equity incentives to be granted to each executive, the Committee considers, in addition to the factors described above, awards previously granted to each individual, each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the individual’s outstanding awards, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution and total accounting expense.

Restricted Stock. Our equity awards take the form of RSUs, restricted stock and stock options. In late 2005 and early 2006, we shifted toward granting RSUs and restricted stock to our executives and employees instead of stock options. We believe that RSUs and restricted stock offer similar incentives to options in that they reward increases in the market price of FEI’s common stock and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase and also subjects executives to the same downside risk experienced by shareholders. Further, because of the perceived value of RSUs and restricted stock awards, we have been able to offer smaller awards than we previously offered in the form of stock options. This has reduced the accounting expense associated with our equity incentive programs. Finally, we believe that RSUs and restricted stock will be used increasingly by other companies as the primary equity incentives and we will need to offer such incentives to remain competitive in attracting and retaining executives.

Options. Prior to 2006, our primary long-term incentive compensation had been through granting of stock options. Stock options offer the possibility of very large gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. While we have shifted away from stock options to RSUs and restricted stock, we expect to continue to make stock option grants on occasion to motivate senior executives. Options granted under our stock option plan have exercise prices not less than 100% of the fair market value of our common stock on the date of the option grant. In 2006, we made option grants to

Dr. Kania when we hired him and those grants are set out in the tables showing equity grants below. We did not make any option grants to any other executives in 2006 but may make such grants in the future.

Vesting. All of our equity incentives are subject to vesting. Other than the RSU grants to Dr. Kania, all of the RSU grants to executive officers in 2006 vest in four equal annual installments. Half of the RSU grants to executives were for a fixed amount. Those RSUs will vest on each anniversary of the grant date. The other half of the RSU grants to executives were performance-based, with the exact number of RSU granted being determined by FEI’s performance against plan, with the target being 100% of the grant amount if FEI achieves plan and the number being adjusted upward or downward depending on performance against plan. In 2006, each of the executive officers received 159.4% of the targeted performance-based RSUs, based on FEI achieving 159.4% of plan. For the performance-based RSUs, the first 25% vested on February 6, 2007, the day that FEI released its earnings for 2006, and an additional 25% will vest on each of the next three anniversaries of that date. Starting in 2007, the first 25% of the performance-based RSUs, if any, will vest on the date of the first Committee meeting after year-end earnings have been released for 2007. RSU awards accelerate on death of the employee and RSU vesting is suspended on the 91st day of any leave of absence for the duration (including leave of absence for disability) other than a military leave of absence. The delayed vesting of our equity incentives provides a significant incentive for executives to remain with FEI through the vesting period, particularly if our stock price has increased since the incentive was granted or is perceived to increase in the future. Outside of the usual executive grants described in this paragraph, we granted Dr. Kania 50,000 RSUs that fully vest on the first anniversary of his hire date. The remaining 100,000 RSUs granted to Dr. Kania in 2006 vest in four equal annual installments beginning one year from the grant date, consistent with the other time-vested RSU grants for executives described in this paragraph. Dr. Kania was not granted any performance-based RSUs in 2006.

Equity Granting Practices. It has been our practice to grant equity incentives to executives on an annual basis following the release of our annual financial results and completion of our annual performance review process. Equity incentives granted as part of the annual review during fiscal year 2006 and 2007 had the same effective date as those granted to other employees. We also grant equity on dates outside of the quarter in which we make the annual grants to newly hired executives and from time to time in connection with promotions or other changes in our organization.

Under FEI’s current policies, equity grants are typically approved under one of these scenarios:

1.               Grants approved by the Board or Committee at a meeting, with a grant date on the meeting date or, if later, on the start date for new employees.

2.               On certain occasions, grants approved by the Committee by unanimous written consent with a grant date as of the date the last Committee member consent is given or, if later, on the start date for new employees.

3.               Grants approved by the Chief Executive Officer (pursuant to authority delegated from the Committee with respect to a specified pool of shares) to new employees, other than executive officers or directors of FEI, with a grant date on the first business day of the month following the month in which they were hired.

We have no program or practice to time option grants in connection with the release of material non-public information.

Equity Grants, Awards and Options Vested and Exercised Tables. The tables below provide information on awards granted in 2006, total outstanding plan-based grants and equity awards as of the year-end and the options vested and exercised for each of the named executives.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended 2006

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Securities Under-		Exercise or Base price of	Grant Date Fair Value of Stock and
Name	Grant Date	Appro- val Date		Thresh- old ($)(3)	Target ($)(4)	Thresh- old (#)	Tar- get (#)	Max- imum (#)	of Stock or Units (#)		lying Options (#)		Option Awards ($/sh)	Option Awards ($)(5)
Don R. Kania	8/14/06	7/13/06	(6)	—	—	—	—	—	25,000	(7)	—		—	484,500
	8/14/06	7/13/06	(6)	—	—	—	—	—	50,000	(8)	—		—	969,000
	8/14/06	7/13/06	(6)	—	—	—	—	—	75,000	(9)	—		—	1,453,500
	8/14/06	7/13/06	(6)	—	—	—	—	—	—		100,000	(10)	19.38	2,332,460
	8/14/06	7/13/06	(6)	—	—	—	—	—	—		200,000	(11)	19.38	1,166,230

Raymond A. Link	5/10/06	—		—	—	0	3,500	7,000	—		—		—	138,042
	5/10/06	—		—	—	—	—	—	3,500	(9)	—		—	86,975
	N/A	—		111,810	159,500	—	—	—	—		—		—	—

Vahé A. Sarkissian	—	—		—	—	—	—	—	—		—		—	—

John A. Doherty	5/10/06	—		—	—	0	1,250	2,500	—		—		—	49,302
	5/10/06	—		—	—	—	—	—	1,250	(9)	—		—	31,063
	N/A	—		87,625	125,000	—	—	—	—		—		—	—

Robert H. J. Fastenau	5/10/06	—		—	—	0	2,000	4,000	—		—		—	78,874
	5/10/06	—		—	—	—	—	—	2,000	(9)	—		—	49,700
	N/A	—		135,749	193,650	—	—	—	—		—		—	—

Robert S. Gregg	5/10/06	—		—	—	0	2,000	4,000	—		—		—	78,874
	5/10/06	—		—	—	—	—	—	2,000	(9)	—		—	49,700
	N/A	—		121,448	173,250	—	—	—	—		—		—	—

(1)          The actual amount paid is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. See “Variable Compensation and Commissions” above for information on the MVP. For 2006, there was no maximum payout amount for non-equity variable compensation under the MVP.

(2)          Performance-based RSUs actually awarded to named executive officers for 2006 performance are as follows:

Name	Number of RSUs
Raymond A. Link	5,579
John A. Doherty	1,993
Robert S. Gregg	3,188
Robert H. J. Fastenau	3,188

The number of RSUs granted was determined based on performance of the company against MVP targets. The RSUs vest 25% a year for four years, with the first vesting date being the date FEI released its earnings for 2006, which was February 6, 2007. On each vesting date the grantee will receive 25% of shares minus applicable taxes.

(3)          Reflects amounts that would have been earned under the MVP at 70.1% performance. At 70% or less of target, there would be no payout under the MVP.

(4)          Reflects amounts that would have been earned under the MVP at 100% performance.

(5)          The amounts reflect the full grant date value of stock options and RSUs awarded in 2006 to the named executive officers.

(6)          On July 13, 2006, the Board granted Dr. Kania’s RSUs and options effective on the date of commencement of Dr. Kania’s employment with FEI, which was August 14, 2006.

(7)          Granted outside of our plan as a material inducement for Dr. Kania to accept employment. These RSUs will vest in four equal annual installments beginning one year from the grant date. On each vesting date the grantee will receive 25% of the shares minus applicable taxes.

(8)          Granted outside of our plan as a material inducement for Dr. Kania to accept employment. These RSUs fully vest on August 14, 2007, the first anniversary of Dr. Kania’s date of hire. On that date, Dr. Kania will receive 100% of the shares minus applicable taxes.

(9)          Granted under FEI’s 1995 Stock Incentive Plan. These RSUs will vest in four equal annual installments beginning one year from the grant date. On each vesting date the grantee will receive 25% of shares minus applicable taxes.

(10)    Granted outside of our plan as a material inducement for Dr. Kania to accept employment. These options will vest in four equal annual installments beginning one year from the grant date.

(11)    Granted under FEI’s 1995 Stock Incentive Plan. These options will vest in four equal annual installments beginning one year from the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR END

For Fiscal Year Ended 2006

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Don R. Kania	—		300,000	(2)	19.38	8/14/13		—		—
	—		—		—	—		100,000	(3)	2,637,000
	—		—		—	—		50,000	(4)	1,318,500

Raymond A. Link	100,000	(5)	—		22.73	6/30/12		—		—
	—		—		—	—		3,500	(6)	92,295
	—		—		—	—		5,579	(7)	146,485
	—		—		—	—		7,500	(8)	197,775

Vahé A. Sarkissian	23,380		—		6.63	9/18/08
	100,000		—		10.88	1/28/09		—		—
	100,000		—		7.28	4/1/09	(9)	—		—
	50,000		—		22.75	4/1/09	(9)	—		—
	75,000		—		23.88	4/1/09	(9)	—		—
	75,000		—		27.37	4/1/09	(9)	—		—
	100,000		—		33.00	4/1/09	(9)	—		—
	25,000		—		31.97	4/1/09	(9)	—		—
	160,000		—		15.30	4/1/09	(9)	—		—
	40,000		—		16.57	4/1/09	(9)	—		—
	50,000		—		18.00	4/1/09	(9)	—		—
	110,000		—		23.82	4/1/09	(9)	—		—
	82,500		—		20.83	4/1/09	(9)	—		—

John A. Doherty	40,000		—		7.28	10/21/09		—		—
	25,000		—		23.88	1/26/11		—		—
	20,000	(5)	—		33.00	1/23/12		—		—
	12,000		8,000	(10)	15.30	1/24/13		—		—
	15,000		5,000	(11)	16.57	4/17/13		—		—
	20,000	(5)	—		23.82	4/14/11		—		—
	15,000	(5)	—		20.83	4/19/12
	—		—		—	—		1,250	(6)	32,963
	—		—		—	—		1,993	(7)	52,318

Robert H. J. Fastenau	4,000		—		6.63	9/18/08	—		—
	5,000		—		10.88	1/28/09	—		—
	5,000		—		7.28	10/21/09	—		—
	6,000		—		17.56	10/17/10	—		—
	12,000		—		23.88	1/26/11	—		—
	20,000	(5)	—		33.00	1/23/12	—		—
	10,800		7,200	(10)	15.30	1/24/13	—		—
	11,250		3,750	(11)	16.57	4/17/13	—		—
	30,000	(5)	—		23.82	4/14/11	—		—
	15,000	(5)	—		20.83	4/19/12	—		—
	—		—		—	—	2,000	(6)	52,740
	—		—		—	—	3,188	(7)	83,698

Robert S. Gregg	200,000	(5)	—		22.77	1/2/14	—		—
	30,000	(5)	—		20.83	4/19/12	2,000	(6)	52,740
	—		—		—	—	3,188	(7)	83,698

(1)          Based on closing price of $26.37 on December 31, 2006.

(2)          These options vest in four equal annual installments beginning August 14, 2007.

(3)          These RSUs will vest in four equal annual installments beginning August 14, 2007. On each vesting date the grantee will receive 25% of shares minus applicable taxes.

(4)          These RSUs fully vest on August 14, 2007, the first anniversary of Dr. Kania’s date of hire. On that date Dr. Kania will receive 100% of the shares minus applicable taxes.

(5)          The vesting date of the unvested portion of this option grant was accelerated to October 19, 2005 as disclosed by FEI in a Current Report on Form 8-K filed with the SEC on October 24, 2005. Each of FEI’s executive officers whose options were accelerated agreed that the shares underlying those options may not be sold until the date those shares would otherwise have vested under the terms of the original option agreements.

(6)          These RSUs will vest in four equal annual installments beginning May 10, 2007. On each vesting date the grantee will receive 25% of shares minus applicable taxes.

(7)          The number of RSUs granted was determined based on performance of the company against MVP targets. The RSUs vest 25% a year for four years, with the first vesting date being the date FEI released its earnings for 2006, which was February 6, 2007. On each vesting date the grantee will receive 25% of shares minus applicable taxes.

(8)          The restricted stock vests in four equal annual installments of 2,500 shares. The remaining restricted stock will vest on July 1, 2007, July 1, 2008 and July 1, 2009.

(9)          The original expiration dates were amended under Mr. Sarkissian’s severance arrangement. Under that agreement, Mr. Sarkissian is permitted to exercise his options until the earlier of three years after his departure date (April 1, 2006) or the option expiration date as set forth in the applicable option agreement.

(10)    Unvested options vested on January 24, 2007.

(11)    Unvested options vest on April 17, 2007.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended 2006

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Don A. Kania	—	—		—		—
Raymond A. Link	—	—		2,500	(1)	56,375
Vahé A. Sarkissian	6,000	120,900	(2)	—		—
John A. Doherty	—	—		—		—
Robert H. J. Fastenau	—	—		—		—
Robert S. Gregg	—	—		—		—

(1)          25% of the shares in a grant of 10,000 units of restricted stock vested on July 1, 2006. The closing price on the next business day, July 3, 2006, was $22.55.

(2)          Equal to the difference between the closing price of our common stock on the exercise date of December 21, 2006, or $26.78, and the exercise price of $6.63, times the number of shares underlying the exercised option.

Benefits and Perquisites

FEI provides benefits and perquisites consistent with what other similar companies provide. In 2006, executive officers were offered benefits that were substantially the same as those offered to all employees. These benefits included a 401(k) plan, employee share purchase plan and medical, dental and vision insurance.

The column titled “All Other Compensation” in the Summary Compensation Table above provides details of perquisites received by the executives. The principal benefits and perquisites included the following:

•                  We paid relocation expenses and related costs and reimbursed legal fees of Dr. Kania, our President and Chief Executive Officer, in connection with his acceptance of his position with FEI and moving to Oregon. These payments were paid under the general relocation package that was negotiated at the time we hired Dr. Kania.

•                  We made paid housing expenses for Mr. Doherty, our Senior Vice President of Worldwide Sales, to allow him to maintain a residence near FEI’s headquarters. Mr. Doherty’s permanent home is near FEI’s former operations in the Boston area that were closed in 2005. We provide this perquisite to facilitate Mr. Doherty’s presence at FEI’s headquarters. We recognize that given Mr. Doherty’s personal circumstances and long tenure in the Boston area, a permanent relocation to FEI’s headquarters would be very difficult.

•                  We pay premiums for enhanced life and accidental death and dismemberment insurance for U.S.-based named executive officers that provide benefits that are different than those provided to all employees. The amount shown in the Summary Compensation Table for these benefits represents the premiums paid by FEI for those who participate in this benefit.

•                  We reimburse Dr. Fastenau, our Executive Vice President of Marketing and Technology, for car lease costs and a pay him a representation fee for unspecified business expenses. Both the payments are usual perquisites for senior executives in the Netherlands.

In general, FEI makes available to all U.S.-based named executive officers:

•                  An enhanced long term disability benefit that measures the benefit based off W-2 earnings rather than base salary (as is done for most other employees) and increases the disability benefit to 70% of earnings as compared to 60% for other employees.

•                  A nonqualified deferred compensation plan that permits certain executive officers and other senior executives to save and invest a portion of their salary on a tax-deferred basis. The plan allows deferral of up to 40% of base salary and up to 50% of amounts paid under the MVP. The plan allows participants to receive distributions after the age of 55 in installments over 3, 5 or 10 years or to take a lump sum payment. FEI incurs the cost of administering the plan and in 2006 that amount was approximately $15,000. The table below shows contributions by executives to our non-qualified deferred compensation plan.

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended 2006

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Don A. Kania	29,615	—	193	—	29,809
Raymond A. Link	—	—	—	—	—
Vahé A. Sarkissian	15,288	—	121,732	—	1,537,007
John A. Doherty	36,078	—	7,011	—	82,301
Robert H. J. Fastenau	—	—	—	—	—
Robert S. Gregg	—	—	—	—	—

(1)          These amounts are included in the “Salary” column of the Summary Compensation Table as 2006 earnings.

Severance and Change of Control Agreements

Severance Agreements

The Committee evaluates inclusion of post-termination compensation arrangements for executives as part of initial employment offers on a case-by-case basis. FEI agrees to severance arrangements to provide some protection to certain newly hired executives, particularly when an executive is being recruited from another company and asked to move as part of accepting his new position with FEI. Mr. Link, our Executive Vice President and Chief Financial Officer and Dr. Kania, our President and Chief Executive Officer, are entitled to severance payments in certain cases. Mr. Link will receive one year of base salary if he is terminated without cause. Dr. Kania will receive two years’ base salary and variable compensation (at 100% of target) if terminated in the first year of employment and 18 months’ base and variable compensation (at 100% of target) if terminated after the first year of employment.

Severance Paid in 2006

During 2006, Mr. Sarkissian, our former Chairman, President and Chief Executive Officer, received severance payments and benefits from FEI. Under our Executive Severance Agreement dated February 1, 2002 with Mr. Sarkissian, he received, among other things, the following benefits upon termination and delivery of a standard release: (i) a lump sum payment equaling three years’ base salary (approximately $1.6 million); (ii) a lump sum payment equal to 100% of Mr. Sarkissian’s target variable compensation for 2006 (approximately $583,000); (iii) acceleration of all of Mr. Sarkissian’s stock options and restricted stock awards; (iv) the right to exercise his options until the earlier of three years after his departure date or the option expiration date as set forth in the applicable option agreement. Further details of

Mr. Sarkissian’s termination benefits are described in the footnotes to the Summary Compensation Table above.

Change of Control Agreements

The Board and Committee have also approved change of control agreements for Dr. Kania and Messrs. Link, Gregg and Doherty. Change of control agreements are used to give executives a measure of job security and to align incentives with those of FEI’s shareholders in the face of a pending change of control transaction where the executive may lose his or her employment as a result of the transaction. The change of control agreements of all the executives are similar and have “double trigger” provisions that provide severance pay in the event an executive’s employment is terminated within eighteen months following a change of control (a) other than for cause, (b) due to the executive’s death or disability, or (c) by the executive for “good reason.” Upon such termination, each of Messrs. Link, Gregg and Doherty are entitled to a severance payment equal to two times his annual salary plus an amount equal to 100% of his target annual incentive for the year the termination occurs, certain insurance benefits and accelerated vesting of the officer’s stock options. Upon such termination, Dr. Kania is entitled to a severance payment equal to two times his annual salary plus an amount equal to 200% of his target annual incentive for the year the termination occurs, certain insurance benefits and accelerated vesting of the officer’s stock options. Severance payments in any case are contingent upon execution of a release of claims by the executive. No such amounts are payable if the executive officer’s termination is due to normal retirement or voluntary action by the officer (except for good reason following a change of control), or termination for cause by us. In addition, no benefits are payable under the severance agreements if the officer receives severance benefits under any other agreement with us, unless the officer elects to receive payments under this agreement in lieu of all the benefits provided in all other such agreements.

Severance and Change of Control Tables

Below is a table that describes the benefits that will be paid to the executives in certain termination or change of control events. This table assumes that the termination of employment occurred on December 31, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

		Not in Connection with a Change of Control		In Connection with a Change of Control
Name	Benefit	Due to Disability or Termination Without Cause ($)	Due to Death ($)	Termination Without Cause, for Good Reason or Due to Disability or Death ($)
Don R. Kania	Severance pay(1)	1,100,000	1,100,000	1,100,000
	Variable compensation payment(2)	1,100,000	1,100,000	1,100,000
	Stock option/RSU vesting acceleration(3)	—	6,052,500	6,052,500
	Health care benefits continuation(4)	—	—	46,040
	Life insurance continuation(5)	—	—	10,454
	Total value:	2,200,000	8,252,500	8,308,994

Raymond A. Link	Severance pay(6)	290,000	—	580,000
	Variable compensation payment(7)	—	—	159,500
	Stock option/RSU vesting acceleration(8)	—	746,365	746,365
	Health care benefits continuation(9)	—	—	30,617
	Life insurance continuation(10)	—	—	5,000
	Total value:	290,000	746,365	1,521,482

John A. Doherty	Severance pay(11)	—	—	500,000
	Variable compensation payment(12)	—	—	125,000
	Stock option/RSU vesting acceleration(8)	—	203,485	203,485
	Health care benefits continuation(9)	—	—	9,721
	Life insurance continuation(10)	—	—	5,000
	Total value:	—	203,485	843,206

Robert H. J. Fastenau(13)	Severance pay	—	—	—
	Variable compensation payment	—	—	—
	Stock option/RSU vesting acceleration(8)	—	221,934	221,934
	Health care benefits continuation	—	—	—
	Life insurance continuation	—	—	—
	Total value:	—	221,934	221,934

Robert S. Gregg	Severance pay(14)	—	—	630,000
	Variable compensation payment(7)	—	—	173,250
	Stock option/RSU vesting acceleration(8)	—	105,480	105,480
	Health care benefits continuation(9)	—	—	30,617
	Life insurance continuation(10)	—	—	5,000
	Total value:	—	105,480	944,347

(1)          Assumes base salary of $550,000 (salary in effect at December 31, 2006). For terminations not in connection with a change of control, if the termination occurs on or before the first anniversary of Dr. Kania’s start date, the payment due will be 200% of base salary; if the termination occurs after that date, the payment due will be 150% of base salary.

(2)          For terminations not in connection with a change of control, if the termination occurs on or before the first anniversary of Dr. Kania’s start date, the payment due will be 200% of target variable compensation; if the termination occurs after that date, the payment due will be 150% of target variable compensation.

(3)          Potential value if vesting of all unvested options and RSUs is accelerated. Assumes stock price of $26.37 (based on closing price at December 31, 2006).

(4)          A lump sum payment equivalent to two times the reasonably estimated cost the executive would incur to extent coverage under any FEI group health plan for 18 months under the COBRA continuation laws.

(5)          Coverage will be maintained by FEI at its sole cost and expense for two years following termination, however, at executive’s election or in the event that continuation under the policy is barred, FEI will make a lump sum payment equal to the total premiums that would have been paid by FEI for such two-year period.

(6)          Assumes base salary of $290,000 (salary in effect at December 31, 2006).

(7)          Assumes variable compensation payment of 55% of base salary.

(8)          Potential value if vesting of all unvested options, RSUs and restricted stock is accelerated. Assumes performance-based RSUs are at 100% of target. Assumes stock price of $26.37 (based on closing price at December 31, 2006).

(9)          A lump sum payment equivalent to 1.33 times the reasonably estimated cost the executive would incur to extent coverage under any FEI group health plan for 18 months under the COBRA continuation laws.

(10)    Coverage will be maintained by FEI at its sole cost and expense for two years following termination, however, at executive’s election or in the event that continuation under the policy is barred, FEI will make a lump sum payment equal to the total premiums that would have been paid by FEI for such two-year period (not to exceed $5,000).

(11)    Assumes base salary of $250,000 (salary in effect at December 31, 2006).

(12)    Assumes variable compensation payment of 50% of base salary.

(13)    Dr. Fastenau is not party to a change of control agreement, however, he may be entitled to certain rights under the Netherlands’ wage and hour laws.

(14)    Assumes base salary of $315,000 (salary in effect at December 31, 2006).

Accounting and Tax Considerations

Accounting for Equity Compensation

Effective January 1, 2006, SFAS No. 123(R) was adopted which requires expensing of the fair value of stock-based compensation, measured as of the grant date, over requisite service period. Provisions of SFAS No. 123(R) apply to all awards granted or modified after the date of adoption. In accounting for this compensation we used the modified prospective transition method as provided by SFAS No. 123(R) and, accordingly, we have not restated our historical financial statements to reflect the fair value method of expensing stock-based compensation. In addition, the unrecognized expense of awards not yet vested at the date of adoption of SFAS No. 123(R) is recognized in net income in the periods after the date of adoption over the remainder of the requisite service period.

Compensation expense related to restricted shares and restricted stock units are based on the fair value of the underlying shares on the date of grant as if the shares were vested. Compensation expense related to options granted pursuant to our stock incentive plans and shares purchased pursuant to our ESPP was determined based on the estimated fair values using the Black-Scholes option pricing model. Cash compensation is expensed when paid.

Tax Matters

We did not record any tax benefit in 2006 in the United States for executive compensation because our U.S. entity had a net tax loss. The only benefit FEI received for any executive compensation in 2006 was for amounts paid to executives domiciled in foreign subsidiaries of FEI where the compensation was deductible.

Section 162(m) limits the amount that we may deduct for compensation paid to the Chief Executive Officer and to each of our four most highly compensated officers to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In the past, we have not had deductions disallowed under the provisions of Section 162(m). In addition to salary and variable compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price (option spread) is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1.0 million. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1.0 million cap on deductibility. The compensation arrangement for our new Chief Executive Officer contains several features that will cause the total compensation to exceed $1.0 million in 2007 and a portion of the amount will be a disallowed deduction under Section 162(m). An estimate of the amount that would be a disallowed deduction for 2007 using the 2006 year-end stock price of $26.37 is $1.8 million. Further appreciation of the stock price would yield a larger disallowed deduction. It is likely that some portion of Dr. Kania’s compensation could be a disallowed deduction in future years but that amount cannot be determined as it is a function of stock price appreciation and other factors. We do not believe any other compensation to any other executives would be disallowable under Section 162(m) in 2007. While the Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Trading Plans

Certain executive officers of FEI have established pre-arranged personal stock trading plans with a brokerage firm in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and FEI’s insider trading policies. Dr. Kania adopted a plan on March 8, 2007 and Mr. Link adopted a plan on September 8, 2006 and amended it on February 26, 2007.

Generally, such stock trading plans allow a corporate insider to gradually diversify holdings of company stock while minimizing any market effects of such trades by spreading them out over an extended period of time and reducing any market concerns that such trades were made by a person while in possession of material nonpublic information. Consistent with Rule 10b5-1, FEI’s insider trading policies and guidelines for 10b5-1 plans permit personnel to implement Rule 10b5-1 stock trading plans provided that, among other things, they are not in possession of any material nonpublic information at the time that they adopt such plans. FEI’s policies also permit amendment of the plans, provided that the amendment occurs when the party having the plan is not in possession of material non-public information at the time of the amendment and the amendment does not take effect for 90 days. Subject to these conditions, officers may amend their plans at any time and from time to time.

COMPENSATION COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members

Gerhard H. Parker (Chair)

Lawrence A. Bock

Wilfred J. Corrigan

Donald R. VanLuvanee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

FEI’s Related Party Transaction Policy requires that the Audit Committee review any transaction or series of transactions in excess of $50,000 in any year between FEI, on the one hand, and an officer, director of 5% or greater shareholder, on the other. FEI’s General Counsel or Chief Financial Officer have responsibility for bringing the facts concerning a proposed related party transaction to the Audit Committee. The policy permits approval only in the event of a finding that the transaction is on terms no less favorable than would have been obtained in an ordinary arms-length transaction with an independent third party.

Transactions Between FEI and Philips

FEI has historically conducted significant business with Philips and its affiliated companies in the ordinary course of business. From February 1997 to May 2001, a Philips affiliate owned a majority of FEI’s outstanding common stock and from May 2001 to December 2006 owned approximately 25% of FEI’s outstanding common stock. One of FEI’s current directors, Jan C. Lobbezoo, was an executive officer of an affiliated company of Philips until December 2006. Mr. Lobbezoo no longer has any affiliation with Philips.

The table below describes the dollar value of various financial arrangements with Philips and its affiliates in 2006. Note the subassembly purchases amount includes purchases made from VDL, which acquired the Philips Enabling Technologies Group in late 2006. Also, the product and service sales to Philips amounts include sales to Philips Semiconductors International B.V. Philips spun this business off as a separate entity in August 2006 and sold a majority of its interest. The group was renamed NXP Semiconductors. Research and development services were rendered under an agreement with Philips Research Laboratories.

The following summarizes the dollar amount of transactions with Philips in 2006 (in thousands):

Amounts Paid to Philips
Subassemblies and other materials purchased from Philips	$14,603
Facilities leased from Philips	52
Various administrative, accounting, customs, export, human resources, import, information technology, logistics and other services provided by Philips	323
Research and development services provided by Philips	2,789
$17,767

Amounts Received from Philips
Product sales	$842
Service sales	1,685
$2,527

Current accounts with Philips represent accounts receivable and accounts payable between FEI and various Philips business units. Most of the current account transactions relate to deliveries of goods, materials and services. Current accounts with Philips consisted of the following at December 31, 2006 (in thousands):

Current accounts receivable	$22
Current accounts payable	(11)
$11

OTHER TRANSACTIONS

Philips Share Sale

As mentioned above, in December 2006, Philips sold its remaining 25% interest in FEI, amounting to approximately 8.4 million shares, in a firmly-underwritten public offering at $25.00 per share. The sale yielded gross proceeds of $210.1 million. Philips paid all underwriting discounts and commissions and reimbursed FEI for all outside legal and accounting fees incurred in the offering, as well as filing fees, printing costs, travel and other expenses aggregating approximately $322,000.

Transactions with Cascade Microtech

Raymond A. Link, our Executive Vice President and Chief Financial Officer, is a director of Cascade Microtech, Inc., a semiconductor test equipment company. Because of this, Mr. Link may have a material indirect interest in our transactions with Cascade. In 2006, FEI had two transactions with Cascade. Cascade has worked with FEI to develop a robotic sample extraction tool that would be used with FEI’s tools to create TEM samples and for that work FEI paid Cascade $120,000 in 2006. In addition in 2006, Cascade purchased a reconditioned SEM from FEI for approximately $311,000. These transactions occurred in the ordinary course of business.

Product and Service Sales to Certain Firms

In addition to Philips and Cascade, FEI has sold products and services to LSI Logic Corporation, Applied Materials, Inc. and Nanosys, Inc. FEI has directors who are or were executive officers or directors of those firms in 2006. Specifically, Gerhard H. Parker is a director of Applied Materials, Wilfred J. Corrigan was Chairman of LSI Logic until May 2006 and Lawrence A. Bock was the Executive Chairman of Nanosys until December 2006.

Sales in 2006 to Applied Materials, LSI Logic and Nanosys were as follows (in thousands):

	Product sales ($)	Service sales ($)
Applied Materials	1,353	266
LSI Logic	—	172
Nanosys	—	23

These transactions occurred in the ordinary course of business.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

In accordance with the written charter adopted by the Board, as amended and restated on November 16, 2006, the Audit Committee of the Board consists of three members and operates under such written charter.

Membership of the Audit Committee

The Audit Committee consists of Michael J. Attardo, Thomas F. Kelly (Chair) and James T. Richardson. Each of the members of the Audit Committee has been determined by our Board to be independent according to SEC rules and the Nasdaq Global Market’s listing standards and is able to read and understand financial statements. Our Board has determined that two members of our Audit Committee, Messrs. Kelly and Richardson, have the qualifications to be “audit committee financial experts” as defined in the SEC’s rules and regulations.

Role of the Audit Committee

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent registered public accountants are responsible for auditing those financial statements and expressing an opinion about whether they conform to accounting principles generally accepted in the United States. Our responsibility is to monitor and review these processes. We are not professionally engaged in the practice of accounting or auditing, however, and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.

The Audit Committee held nine meetings during 2006. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and FEI’s independent registered public accountants, Deloitte & Touche. The committee discussed with Deloitte & Touche the overall scope and plans for their audits. It met with Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of FEI’s internal controls.

The purpose of the Audit Committee is to fulfill the Board’s oversight responsibilities relating to our corporate accounting and reporting practices, the quality and integrity of our financial reports, compliance with laws and the maintenance of ethical standards and effective internal controls.

During the meetings held in 2006, the Audit Committee reviewed and discussed, among other things:

•                  results of the 2006 independent audit and review of the 2006 financial statements (audited and unaudited), our Annual Report on Form 10-K and proxy statement;

•                  issues regarding accounting, administrative and operating matters noted during the 2006 audit;

•                  requirements and responsibilities for audit committees;

•                  FEI’s significant policies for accounting and financial reporting, including revenue recognition and the status and anticipated effects of changes in those policies;

•                  adequacy and effectiveness of FEI’s internal control policies and procedures;

•                  the quarterly and annual procedures performed by our independent registered public accountants, Deloitte & Touche;

•                  the quarterly consolidated financial statements, earnings releases and filings with the SEC; and

•                  other matters concerning FEI’s accounting, financial reporting and internal controls.

Review of FEI’s Audited Financial Statements for the Fiscal Year Ended December 31, 2006

At meetings and in discussions in February and March of 2007, the Audit Committee reviewed and discussed the 2006 financial statements with management and the independent registered public accountants. Specifically, the Audit Committee discussed with Deloitte & Touche the matters covered by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89, SAS No. 90 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with Deloitte & Touche their independence from management and FEI, including the matters covered in the letter to FEI from the independent registered public accountants required by Independence Standards Board Standard No. 1.

In February 2007, the Audit Committee reviewed FEI’s audited financial statements and footnotes for inclusion in FEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Based on this review and prior discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that FEI’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Audit Committee Members

Thomas F. Kelly (Chair)

Michael J. Attardo

James T. Richardson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of our common stock (“10% shareholders”), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock and other equity securities. To the best of our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our directors and executive officers, our officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements during 2006.

As previously disclosed in a Current Report on Form 8-K and a Form 4 filed on February 27, 2007, Wilfred J. Corrigan, one of FEI’s independent directors, purchased 4,000 shares of FEI’s common stock in the open market on January 30, 2007 during a “closed window” under our insider trading policy.

This trade was brought to FEI’s attention by Mr. Corrigan. Our Audit Committee and Board, with the assistance of outside counsel and special counsel, have reviewed the circumstances surrounding the trade and discussed it with Mr. Corrigan. Based on this review and these discussions, the Audit Committee and Board have concluded that, at the time of the trade, Mr. Corrigan mistakenly believed that the trading window was open and did not intend to violate FEI’s insider trading policy or any applicable law.

Mr. Corrigan has voluntarily paid to FEI the $27,283 of deemed profits from the trade. This amount reflects the difference between the per share price actually paid by Mr. Corrigan and the closing price of FEI’s common stock on February 12, 2007, the first day he would have been able to trade under our insider trading policy.

In light of the circumstances surrounding Mr. Corrigan’s trade and his payment of the deemed profits from the trade to FEI, the Audit Committee and Board do not believe that further action with respect to Mr. Corrigan is called for on this matter.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with the recommendation of management if any other matters do properly come before the meeting.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors:

Bradley J. Thies

Secretary

THIS PROXY IS SOLICITED BY THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW						THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

1. PROPOSAL 1 – Election of Directors							FOR	AGAINST	ABSTAIN
☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below			3. To consider and vote on a proposal to amend the FEI Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan by 500,000 shares.	☐	☐	☐
To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

01 Michael J. Attardo, 02 Lawrence A. Bock, 03 Wilfred J. Corrigan,

04 Don R. Kania, 05 Thomas F. Kelly, 06 William W. Lattin,
07 Jan C. Lobbezoo, 08 Gerhard H. Parker,
09 James T. Richardson, 10 Donald R. VanLuvanee

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 4.
							FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.						4. To consider ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as FEI’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
2. To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan by 500,000 shares.			☐	☐	☐	5. To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.	plan to attend the meeting. (Please check)	I DO ☐	I DO NOT ☐

The shareholder signed below reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company’s Secretary at the Company’s corporate offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed below appears at the Annual Meeting and elects in writing to vote in person.

Signature				Signature		Dated			, 2007

NOTE:  Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲	FOLD AND DETACH HERE	▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/fei		1-865-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement

on the Internet at http://www.fei.com

FEI COMPANY

Proxy for Annual Meeting of Shareholders to be Held on May 17, 2007

The undersigned hereby names, constitutes and appoints Don R. Kania, Raymond A. Link and Bradley J. Thies, or any of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of FEI Company (the “Company”) to be held at 9:00 a.m. on Thursday, May 17, 2007, and at any and all postponements or adjournments thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 30, 2007, with all the powers that the undersigned would possess if he or she were personally present.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲	FOLD AND DETACH HERE	▲

You can now access your FEI Company account online.

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